Exhibit 10.27

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

BEAUTY SYSTEMS GROUP LLC,

the Purchaser,

LADY LYNN ENTERPRISES, INC.,
the Merger Sub,

SCHOENEMAN BEAUTY SUPPLY, INC.,
the Corporation,

the SHAREHOLDERS (as defined herein)

and

F. DALE SCHOENEMAN,
as Shareholders’ Representative,

Dated:  September 30, 2009

TABLE OF CONTENTS

Article 1 Definitions		1
Article 2 The Merger; Conversion of Shares		13
2.1	The Merger	13
2.2	Effect of the Merger	13
2.3	Articles of Incorporation and Bylaws	13
2.4	Directors and Officers	13
2.5	Merger Consideration; Effect on Capital Stock	14
Article 3 Closing and Closing Date; Effective Time		14
3.1	Closing Date; Effective Time	14
3.2	Purchaser’s Deliveries	15
3.3	Shareholders’ and the Corporation’s Deliveries	16
Article 4 Closing Net Assets; Establishment of Escrow		17
4.1	Determination of Closing Net Assets	17
4.2	Excluded Assets; Cash	19
4.3	Regular Escrow and Special Escrow	19
Article 5 Representations and Warranties of the Shareholders		20
5.1	Organization, Power and Authority	20
5.2	No Conflict and Binding Obligations	20
5.3	Compliance With Laws; Environmental, Health and Safety Matters	21
5.4	Financial Statements	22
5.5	Absence Of Certain Changes	23
5.6	Books Of Account	24
5.7	Tax Matters	24
5.8	No Material Adverse Effect	27
5.9	Title to Assets	27
5.10	Leases	27
5.11	Contracts	28
5.12	Purchase Orders	28
5.13	Customer Orders	29
5.14	Inventory	29
5.15	Permits	29
5.16	Tangible Assets	29
5.17	Legal Proceedings	29
5.18	Intellectual Property	30
5.19	Employees	30
5.20	Labor Contracts and Controversies	31
5.21	Retirement and Benefit Plans; ERISA	31
5.22	Transactions With Related Parties	32
5.23	Product Warranty	33
5.24	No Broker	33
5.25	Disclosure	33
5.26	Insurance	33
5.27	Indebtedness	33
5.28	Capitalization	34
5.29	Accounts Receivable	34

i

5.30	Bank Accounts	34
5.31	Claims Against Officers and Directors	34
5.32	Recorded Sales Consistent With Manufacturers’ Directions	34
5.33	Intercompany Accounts; Transactions With Affiliates	35
Article 6 Representations and Warranties of the Purchaser		35
6.1	Organization, Power and Authority	36
6.2	Authority and Binding Obligations	36
6.3	Investment Representation	36
6.4	Litigation	36
6.5	Consents and Governmental Approvals	36
6.6	No Broker	37
Article 7 Covenants and Agreements		37
7.1	Landlord’s Consents for Store Leases	37
7.2	Supplier Contracts	39
7.3	Restrictive Covenant	39
7.4	Store Cash	42
7.5	Post-Closing Employee Matters	42
7.6	Post-Closing Treatment of Individual Shareholders	43
7.7	Tax Deposit	44
7.8	M&T Indebtedness	44
Article 8 Indemnification		44
8.1	Indemnification by the Shareholder Indemnifying Parties	44
8.2	No Set-Off	45
8.3	Indemnification by the Purchaser	45
8.4	Survival	45
8.5	Limitation on Indemnification and Survival of Representations and Warranties	45
8.6	Method of Asserting Claims, etc.	46
8.7	Losses Net of Insurance, etc.	48
8.8	Workers’ Compensation Claim	48
8.9	Sole Remedy	48
8.10	Treatment of Indemnification Payments	48
8.11	Materiality Qualifications	48
Article 9 Assignment		49
Article 10 Notices		49
Article 11 Integration, Interpretation and Miscellaneous Provisions		50
11.1	Entire Agreement	50
11.2	Waiver	50
11.3	Governing Law	50
11.4	Public Announcement	50
11.5	Expenses	50
11.6	Further Assurances	50
11.7	Counterparts	51
11.8	Facsimile Copies	51
11.9	Miscellaneous	51
11.10	Resolution of Certain Disputes	51
11.11	Notification	52

11.12	Schedules	52
11.13	Shareholders’ Representative	52
Article 12 Section 12.2 Consideration; Additional Tax Matters		53
12.1	Allocation Schedule; Allocation Methodology	53
12.2	Section 12.2 Consideration	54
12.3	Responsibility for Preparing and Filing Tax Returns	55
12.4	Audits and Other Proceedings	55
12.5	Cooperation on Tax Matters	56
12.6	S Corporation Status	56
12.7	Transfer Taxes	57

Exhibits

Exhibit A	Consulting Agreement (F. Dale Schoeneman)
Exhibit B	Consulting Agreement (Kay L. Schoeneman)
Exhibit C-1	Escrow Agreement (Special Escrow)
Exhibit C-2	Escrow Agreement (Regular Escrow)
Exhibit D	Warehouse Lease (210 Industrial Park Road)
Exhibit E	Warehouse Lease (222 Industrial Park Road)
Exhibit F	Shareholders’ Release
Exhibit G	Articles of Incorporation
Exhibit H	Bylaws
Exhibit I	Territory
Exhibit J	Opinion of Shareholders’ Counsel
Exhibit K	Allocation Methodology
Exhibit L	Closing Payment and Ownership Percentages
Exhibit M	Consulting Agreement (Lori Schoeneman)
Exhibit N	Consulting Agreement (Tara Schoeneman)

Schedules

Schedule 4.2 — Excluded Assets
Schedule 5.1 — Subsidiaries and Equity Positions in Other Companies
Schedule 5.2 — No Conflict and Binding Obligations
Schedule 5.4 — Financial Statements
Schedule 5.4.2 — Liabilities
Schedule 5.5 — Absence of Certain Changes
Schedule 5.7 — Tax Matters
Schedule 5.9 — Title to Assets - Exceptions
Schedule 5.10.1(a) — Personal Property Leases
Schedule 5.10.1(b) — Real Property Leases
Schedule 5.11.1 — Contracts
Schedule 5.12 — Corporation PO List
Schedule 5.13 — Customer PO List
Schedule 5.15 — Permits
Schedule 5.16 — Tangible Assets

Schedule 5.17 — Legal Proceedings
Schedule 5.18.1 — Intellectual Property
Schedule 5.18.2 — Agreements Relating to Intellectual Property
Schedule 5.18.4 — Protection of Intellectual Property
Schedule 5.19 — Employees
Schedule 5.21.1 — Benefit Plans
Schedule 5.21.7 — Increased or Accelerated Compensation upon Change of Control
Schedule 5.22 — Related Party Transactions
Schedule 5.26 — Insurance Policies
Schedule 5.27 — Outstanding Indebtedness
Schedule 5.28.2 — Capitalization
Schedule 5.30 — Financial Institutions
Schedule 5.33.1 — Intercompany Balances & Transactions
Schedule 5.33.2 — Intercompany & Affiliate Agreements
Schedule 7.5.6 — Employees with Special Severance

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, made and entered into as of this 30th day of September, 2009, is by and among Beauty Systems Group LLC, a Delaware limited liability company (the “Purchaser”); Lady Lynn Enterprises, Inc., a Delaware corporation (the “Merger Sub”); Schoeneman Beauty Supply, Inc., a Pennsylvania corporation (“Corporation”); and F. Dale Schoeneman, Kay L. Schoeneman, Lori Schoeneman, Tara Schoeneman, the 2008 Grantor Retained Annuity Trust of F. Dale Schoeneman dated December 26, 2008 and the 2008 Grantor Retained Annuity Trust of Kay L. Schoeneman dated December 26, 2008 (collectively, the “Shareholders” and individually, a “Shareholder”); and F. Dale Schoeneman, in his capacity as Shareholders’ Representative pursuant to, and in accordance with Section 11.13 hereof.

W I T N E S S E T H:

WHEREAS, the Merger Sub is a wholly owned subsidiary of the Purchaser;

WHEREAS, the Boards of Directors of the Purchaser, the Merger Sub and the Corporation have determined that it would be advisable and in the best interests of the shareholders or members (as appropriate) of their respective companies that the Corporation merge with and into the Merger Sub (the “Merger”), with the Merger Sub continuing as the surviving corporation in the Merger and remaining a wholly owned subsidiary of the Purchaser, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement;

WHEREAS, the Shareholders own all of the issued and outstanding capital stock of the Corporation;

WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Corporation shall be converted into the right to receive cash in the manner set forth herein; and

WHEREAS, the Purchaser, the Merger Sub, and the Shareholders desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and subject to the conditions herein set forth, the Parties, intending to be legally bound hereby, agree as follows:

Article 1

Definitions

The following terms shall have the meanings set forth below for the purpose of this Agreement:

“Accounting Firm” shall have the meaning set forth in Section 11.10.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, such person, firm, corporation, partnership or other entity, with the term “control” meaning the power, directly or indirectly, either to (i) vote 50% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power or otherwise. In addition, with respect to the Corporation, the term “Affiliate” also includes any Person capable of being controlled by any combination of Shareholders, members of one or more Shareholder’s immediate family, the Corporation and their respective Affiliates.

“Affiliate Transaction” shall have the meaning set forth in Section 5.33.2.

“Aggregate Escrow Amount” shall mean the sum of the Special Escrow Amount ($3,000,000) and the Regular Escrow Amount ($15,000,000), or $18,000,000.

“Agreement” shall mean this Agreement and Plan of Merger, including all Schedules and Exhibits.

“Allocation Methodology” shall have the meaning set forth in Section 12.1.

“Allocation Schedule” shall have the meaning set forth in Section 12.1.

“Articles of Merger” shall have the meaning set forth in Section 3.1(b).

“Assets” shall mean, as to a Person, all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Audit” shall have the meaning set forth in Section 4.1.1.

“Audited Financial Statements” shall mean the audited consolidated financial statements of the Corporation at and for the periods ended September 30, 2006, 2007 and 2008; together with the report of the Corporation’s independent auditors thereon.

“Auditor” shall have the meaning set forth in Section 4.1.1.

“Base Purchase Price” shall have the meaning set forth in Section 2.5(a).

“Beauty Supply Business” shall mean the business of selling beauty supplies, including, but not limited to, the warehousing and sale, through stores and salespeople, of beauty supply products, small electrical appliances and equipment to beauty salons, barber shops, licensed hairdressers, barbers and beauticians, but excluding the Permitted Beauty Supply Business.

“CERCLA” shall have the meaning set forth in the definition of Environmental Laws.

“Certificate of Merger” shall have the meaning set forth in Section 3.1(b).

“Claim Notice” shall have the meaning set forth in Section 8.6.

“Claims” shall have the meaning set forth in Section 8.1.

“Closing” shall mean the act of completion of the closing of the transactions contemplated by this Agreement on the Closing Date as set forth in Article 3.

“Closing Balance Sheet” shall have the meaning set forth in Section 4.1.1.

“Closing Date” shall mean the date on which the Closing takes place as set forth in Section 3.1.

“Closing Date Interest Rate” shall mean the rate per annum equal to the prime commercial lending rate quoted as of the Closing Date by The Wall Street Journal (Eastern Edition).

“Closing Net Assets” shall have the meaning set forth in Section 4.1.1.

“Closing Payment” shall have the meaning set forth in Section 3.2.1.

“Code” shall mean the Internal Revenue Code, as amended.

“Collateral Source” shall have the meaning set forth in Section 8.7.

“Company Benefit Plans” shall mean each written or oral employee benefit plan, scheme, program, policy, arrangement or Contract (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or Contract) for the benefit of any current or former officer, employee or director of the Corporation that is maintained or contributed to by the Corporation or any Related Person which the amount payable thereunder by the Corporation or any Related Person exceeds $2,000 individually or $30,000 in the aggregate, or has a duration of more than twelve (12) months, or with respect to which any of them could incur material Liability under the Code or ERISA or any similar non-U.S. law.

“Consulting Agreements” shall mean the Consulting Agreement for:  (i) F. Dale Schoeneman in the form of Exhibit A; (ii) Kay L. Schoeneman in the form of Exhibit B; (iii) Lori Schoeneman in the form of Exhibit M; and (iv) Tara Schoeneman in the form of Exhibit N.

“Contract Date” shall mean the date of this Agreement.

“Contracts” shall mean any contract, agreement, open purchase order, indenture, instrument, lease, license, plan, promise, arrangement or undertaking (whether written or oral and whether express or implied) to which any Person is a party or that is legally binding on any Person or its equity interests, Assets or business.

“Corporation” shall have the meaning set forth in the introductory paragraph hereof.

“Corporation PO List” shall have the meaning set forth in Section 5.12.

“Corporation Securities” shall mean: (i) shares of capital stock of, or other voting or equity interests in, the Corporation; (ii) securities of the Corporation convertible into or exercisable or exchangeable for shares of capital stock of, or other voting or equity interests in, the Corporation; and (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from, or to require the Corporation to issue, transfer or sell, any capital stock of, or other voting or equity interests in, the Corporation or securities convertible into or exercisable or exchangeable for capital stock of, or other voting or equity interests in, the Corporation.

“Corporation’s Knowledge” shall mean the actual knowledge of each of the Shareholders, William Wisser, Chief Financial Officer of the Corporation, Karen Roberts, Controller of the Corporation, and Scott Hunyara, Director of Information Technology of the Corporation.

“Covered Employee” shall have the meaning set forth in Section 7.5.1.

“Customer PO List” shall have the meaning set forth in Section 5.13.

“Cutoff Date” shall have the meaning set forth in Section 7.1.1.3.

“Deficiency Payment” shall have the meaning set forth in Section 4.1.2.2.

“DGCL” shall have the meaning set forth in Section 2.1.

“Diversion” shall mean the knowing sale of merchandise to customers who will resell the merchandise in a territory or the knowing sale of merchandise to a customer, in each case, outside the channel of trade established by the manufacturer.

“Effective Time” shall have the meaning set forth in Section 3.1(b).

“Employees” shall have the meaning set forth in Section 5.19.

“Environmental Laws” shall mean any and all Laws relating to: (i) environmental matters; (ii) the control, use, management, treatment, storage, disposal or transportation of any pollutant or other substance regulated for its potential impact on public health or the environment, or protection of the air, water, or land (including, without limitation, ambient air, indoor air, surface water, ground water, land surface, or subsurface strata); (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to or releases of hazardous, toxic or other harmful substances; (v) the protection, remediation, and enhancement of human health, safety, or the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface, or subsurface strata), in each case which is in force as of the Contract Date or prior thereto.  Environmental Laws shall include, without limitation, the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the National Environmental Policy Act, 42 U.S.C. § 4321 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (“RCRA”), the Safe Drinking Water Act. 42 U.S.C. §300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. §9601 et seq. (“CERCLA”), the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651, et seq., any state or local Laws similar or analogous to or implementing the foregoing requirements, and any state or local Laws relating to Environmental Permits, in each case which is in force as of the Contract Date.

“Environmental Matters” shall mean any matter or circumstances related in any manner whatsoever to the Corporation, the Schoeneman Beauty Supply Business, or any Assets (including real property), Stores or Warehouses currently or formerly owned, leased, operated, or used by the Corporation, the Schoeneman Beauty Supply Business, or any predecessors in interest, which matter or circumstance exists on or prior to the Closing Date, and to:  (i) the Release or threatened Release of any Hazardous Substance by the Corporation, the Schoeneman Beauty Supply Business or any predecessors in interest into the environment on or prior to the Closing Date; (ii) the transportation, treatment, storage, recycling, distribution, use or other handling of any Hazardous Substance by the Corporation, the Schoeneman Beauty Supply Business or any predecessors in interest on or prior to the Closing Date; (iii) the placement of structures or materials into waters of the United States by the Corporation, the Schoeneman Beauty Supply Business or any predecessors in interest on or prior to the Closing Date; (iv) above-ground or underground storage tanks, oil/water separators, and septic systems located at the Subject Property on or prior to the Closing Date; (v) the presence of any Hazardous Substance in any building or other improvement, equipment, structure or workplace located at the Subject Property on or prior to the Closing Date; or (vi) any violation of or noncompliance with an Environmental Law by the Corporation, the Schoeneman Beauty Supply Business or any predecessors in interest on or prior to the Closing Date.

“Environmental Permits” shall mean all Permits issued pursuant to or with respect to applicable Environmental Laws.

“ERISA” shall mean means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean M&T Bank.

“Escrow Condition Letter” shall mean that certain letter between the Shareholders and the Purchaser dated as of the date hereof regarding certain obligations of the Parties related to the Regular Escrow Agreement.

“Excess Payment” shall have the meaning set forth in Section 4.1.2.1.

“Excluded Assets” shall have the meaning set forth in Section 4.2.

“Excluded Contracts” shall have the meaning set forth in Section 5.11.1.

“Financial Statements” shall mean the Audited Financial Statements and the Unaudited Financial Statements, including in each case, a balance sheet and statements of income or operations, and retained earnings or shareholders’ equity and, with respect to the Audited Financial Statements only, a statement of cash flows.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official, board or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Guaranteed Indebtedness” shall mean Indebtedness of a third party that is:  (i) guaranteed by the Corporation; (ii) secured by a Lien on any Asset of the Corporation; or (iii) the subject of any other credit support arrangement provided by the Corporation.

“Hazardous Substances”  shall mean:  (i) any oil, petroleum or petroleum products or byproducts and any constituents thereof, flammable explosives, radioactive materials, mold, lead in paint or drinking water, radon, pesticides and other agricultural chemicals, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (ii) any chemicals or other materials or substances which, as of the Contract Date or prior thereto, are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “dangerous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “hazardous air pollutants” or words of similar import under any Environmental Law; and (iii) any other chemical, substance, waste, material, pollutant or contaminant defined as or deemed hazardous or toxic, or otherwise regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes and CERCLA hazardous substances.

“Indebtedness” shall mean: (i) all obligations for borrowed money or with respect to deposits or advances of any kind; (ii) all obligations evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices); (iv) all obligations under conditional sale or other title retention agreements relating to any property purchased; (v) all obligations incurred or assumed as the deferred purchase price of property or services (excluding obligations to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices); (vi) all lease obligations capitalized on the books and records of such Person; (vii) all obligations of others secured by a Lien on property or assets owned or acquired, whether or not the obligations secured thereby have been assumed; (viii) all obligations under interest rate, currency or commodity derivatives or hedging transactions; (ix) all letters of credit or performance bonds issued (excluding (A) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices; (B) standby letters of credit relating to workers’ compensation insurance; and (C) surety bonds and customs bonds); and (x) Guaranteed Indebtedness.

“Indemnifying Party” shall mean the party required to indemnify the other party pursuant to Article 8.

“Indemnified Party” shall mean the party entitled to indemnification pursuant to pursuant to Article 8.

“Intellectual Property” shall means trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, Internet Web sites, mask works and other semiconductor chip rights, patents and patent applications, Trade Secrets and all similar intellectual property rights, and registrations and applications to register or renew the registration of any of the foregoing.

“Inventory” shall mean all goods held by the Corporation and intended for resale in the ordinary course of the Schoeneman Beauty Supply Business.

“Inventory Methodology” shall have the meaning set forth in Section 4.1.1.

“IRS” shall mean the Internal Revenue Service.

“Laws” shall mean any and all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, rule of common law, injunctions, orders and decrees and any and all arbitral findings and rulings.

“Legal Proceeding” shall mean any lawsuit, arbitration, administrative proceeding (including, without limitation, administrative worker’s compensation proceedings) or similar formal or informal adversarial civil or criminal action or proceeding of any kind or nature.

“Liabilities” means any and all liabilities, obligations or commitments of any nature, whether known or unknown, direct or indirect, absolute, accrued, contingent or otherwise, whether due or to become due, and whether or not required to be reflected or reserved against on a balance sheet under GAAP.

“Lien” shall mean, with respect to any Asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such Asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any Asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Asset.

“Look Back Period” shall have the meaning set forth in Section 7.3.2.

“Losses” shall have the meaning set forth in Section 8.1.

“M&T Bank Indebtedness” shall have the meaning set forth in Section 7.8.

“Material Adverse Effect” shall mean any circumstance, occurrence of any event, or any change in or effect on the Corporation or the Schoeneman Beauty Supply Business that, individually or when taken together with all other circumstances, events, changes in or effects on the Corporation or the Schoeneman Beauty Supply Business, is or would reasonably be expected to be materially adverse to:  (i) the condition (financial or otherwise), results of operations, business or Assets of the Corporation or the Schoeneman Beauty Supply Business; or (ii) the ability of the Corporation or any Shareholder to perform her, his or its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, that, “Material Adverse Effect” shall not be deemed to include the impact of:  (a) any changes in Laws of general applicability or interpretations thereof by courts or Governmental Authorities; (b) any changes in GAAP; (c) any changes affecting the general economic conditions in the United States, which changes do not disproportionately affect the Corporation in any material respect; (d) any failure by the Corporation to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period; (e) any adverse effect arising from or relating to actions required to be taken under the Store Leases or Supplier Contracts; or (f) any Permitted Lien.  References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

“Maximum Amount” shall have the meaning set forth in Section 8.5.1.

“Medical Insurance Cap” shall have the meaning set forth in Section 7.6.

“Merger” shall have the meaning set forth in the recitals hereof.

“Merger Consideration” shall have the meaning set forth in Section 2.5(a).

“Merger Filings” shall have the meaning set forth in Section 3.1(b).

“Merger Sub” shall have the meaning set forth in the introductory paragraph hereof.

“Net Assets” shall mean the book value of all assets of the Corporation (excluding the Excluded Assets and the Tax Deposit), net of all liabilities of the Corporation, determined in accordance with GAAP, net of elimination of all intercompany transactions.

“Notice of Dispute” shall have the meaning set forth in Section 4.1.1.

“Notice Period” shall have the meaning set forth in Section 8.6.

“Operating Profits” shall have the meaning set forth in Section 7.1.3.1.

“Operating Profits Per Day” shall have the meaning set forth in Section 7.1.3.2.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.  With respect to the Trusts, “Organizational Documents” includes any trust agreement and similar documentation.

“Owned Intellectual Property” shall have the meaning set forth in Section 5.18.1.

“PBCL” shall have the meaning set forth in Section 2.1.

“Party” and “Parties”.  “Party” shall mean the Purchaser, the Merger Sub, the Corporation, the Shareholders or the Shareholders’ Representative, as the case may be, and “Parties” shall mean the Purchaser, the Merger Sub, the Corporation, the Shareholders and the Shareholders’ Representative collectively.

“Payoff Letters” shall have the meaning set forth in Section 7.8.

“Per Share Merger Consideration” shall mean the quotient of (x) the Merger Consideration divided by (y) the total number of outstanding voting and non-voting shares of common stock of the Corporation.  The parties acknowledge that Per Share Merger Consideration associated with the Base Purchase Price is approximately $711.51 per Share.

“Permits” shall mean collectively all permits, orders, licenses, variances, certificates, approvals, registrations, franchise rights and other authorizations and all applications thereof, granted or issued by any Governmental Authority having jurisdiction over the Schoeneman Beauty Supply Business.

“Permitted Beauty Supply Business” shall mean the business of manufacturing beauty supplies and importing beauty supplies, in each case where the sales of such beauty supplies are limited to sales to distributors to licensed professionals and to the general public and manufacturers of beauty supplies.

“Permitted Liens” shall mean:  (i) Liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established; (ii) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business but only to the extent the underlying payment obligations are not past due; (iii) customary easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; and (iv) statutory Liens in favor of lessors arising in connection with any property leased to the Corporation, which Liens and other encumbrances described in clauses (i) — (iv) do not, individually or in the aggregate, materially interfere with the use by the Corporation of any of the Assets affected thereby.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Government Authority.

“Pre-Closing Tax Period” shall mean any taxable year or period (or portion thereof) that ends on or before the Closing Date.  For purposes of this Agreement, in the case of any Taxes that are payable with respect to any Tax period beginning before and ending after the Closing Date, such Taxes shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date:  (i) in the case of real and personal property Taxes, on a per diem basis; and (ii) in the case of all other  Taxes, on the basis of the actual activities of the Corporation as determined from the books and records of the Corporation for such partial period.

“Proprietary Information” shall have the meaning set forth in Section 7.3.5.

“Purchaser” shall have the meaning set forth in the introductory paragraph hereof.

“Purchaser’s Knowledge” shall mean the actual knowledge of John Golliher, Michael Dewey and Tommy Dobrzykowski.

“RCRA” shall have the meaning set forth in the definition of Environmental Laws.

“Regular Escrow” shall have the meaning set forth in Section 4.3.1.

“Regular Escrow Agreement” shall mean the Escrow Agreement in the form of Exhibit C-2.

“Regular Escrow Amount” shall have the meaning set forth in Section 4.3.1.

“Related Person” shall mean, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under Section 414 of the Code.

“Release” shall mean any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, pouring, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including, without limitation, the moving of any materials, including, without limitation, Hazardous Substances, through, into or upon, any land or subsurface strata, soil, surface water, groundwater, wetlands, or air or otherwise entering into the indoor or outdoor environment.

“Rent Differential” shall have the meaning set forth in Section 7.1.1.3(d).

“Required Lease Consents” shall have the meaning set forth in Section 7.1.1.

“Schoeneman Beauty Supply Business” shall mean the entire businesses and operations of the Corporation as conducted on the Contract Date, consistent with customary past practices, including, without limitation, the warehousing and sale, through the Corporation’s stores and salespeople, of beauty supply products, small electrical appliances and equipment to beauty salons, barber shops, licensed hairdressers, barbers and beauticians, conducted in part out of the Stores.

“Schoenemans” shall have the meaning set forth in Section 7.3.1.

“Section 12.2 Consideration” shall have the meaning set forth in Section 12.2.

“Securities Act” shall have the meaning set forth in Section 6.3.

“Shareholder” and “Shareholders” shall have the meaning set forth in the introductory paragraph hereof.

“Shareholder Controlled Proceeding” shall have the meaning set forth in Section 12.4.1.

“Shareholder Indemnifying Parties” shall mean F. Dale Schoeneman, Kay L. Schoeneman, Lori Schoeneman and Tara Schoeneman.

“Shareholders’ Release” shall mean the Shareholder Release in the form of Exhibit F.

“Shareholders’ Representative” shall mean F. Dale Schoeneman.

“Shares” shall mean the 98,800 shares of non-voting common stock, $1.00 par value per share, of the Corporation, and 988 shares of voting common stock, $1.00 par value per share, of the Corporation, which non-voting and voting shares of common stock constitute all of the issued and outstanding Corporation Securities.

“Software” shall mean all computer software, including, but not limited to, application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Special Escrow” shall have the meaning set forth in Section 4.3.2.

“Special Escrow Agreement” shall mean the Escrow Agreement in the form of Exhibit C-1.

“Special Escrow Amount” shall have the meaning set forth in Section 4.3.2.

“Special Escrow Letter” shall mean that certain letter between the Shareholders and the Purchaser dated as of the date hereof regarding disposition of the Special Escrow Amount.

“Stock Certificates” shall have the meaning set forth in Section 3.3.5.

“Store Leases” shall mean collectively the forty-three (43) real property leases for the Stores.

“Stores” shall mean the forty-three (43) sales locations operated by the Corporation in connection with the operation of the Schoeneman Beauty Supply Business.

“Subject Property” shall have the meaning set forth in Section 5.3.2.

“Supplier Contracts” shall mean all Contracts between the Corporation and Persons who supply beauty supply products, small electrical appliances and equipment to the Corporation for sale by the Corporation as part of the Schoeneman Beauty Supply Business.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Target Net Asset Value” shall have the meaning set forth in Section 4.1.1.

“Tax” (and with the correlative meaning “taxable”) shall mean any: (i) federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or other governmental charge of any kind whatsoever, including any interest, penalty, or addition thereto, and shall also include any fines arising under ERISA or penalties, interest or additions thereto; and, (ii) Liability of the Corporation for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any person or entity or as a result of Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law).

“Tax Deposit” shall have the meaning set forth in Section 7.7.

“Tax Returns” shall mean any return, report or statement required to be filed with or provided to any taxing authority with respect to any Tax (including any attachments thereto and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Terminated Lease” shall have the meaning set forth in Section 7.1.1.3.

“Territory” shall mean the geographical area described on Exhibit I.

“Threshold Amount” shall have the meaning set forth in Section 8.5.1.

“Trade Secrets” shall mean all inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

“Transaction Documents” shall mean this Agreement and the documents reflecting the transactions contemplated herein.

“Transfer Taxes” shall have the meaning set forth in Section 12.7.

“Trusts” shall mean the:  (i) 2008 Grantor Retained Annuity Trust of F. Dale Schoeneman dated December 26, 2008; and (ii) 2008 Grantor Retained Annuity Trust of Kay L. Schoeneman dated December 26, 2008.

“Unaudited Financial Statements” shall mean the unaudited interim consolidated financial statements of the Corporation at and for the period ended August 31, 2009.

“Warehouses” shall mean the warehouse locations at 210 Industrial Park Road (approximately 140,000 square feet) and 222 Industrial Park Road (approximately 20,000 square feet), Pottsville, Pennsylvania.

“Warehouse Leases” shall mean the leases for the warehouse locations located at:  (i) 210 Industrial Park Road, Pottsville, Pennsylvania, in the form of Exhibit D; and (ii) 222 Industrial Park Road, Pottsville, Pennsylvania, in the form of Exhibit E.

Article 2

The Merger; Conversion of Shares

2.1          The Merger.  At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Pennsylvania Business Corporation Law (the “PBCL”), and the Delaware General Corporation Law (the “DGCL”), the Corporation shall merge with and into the Merger Sub, the separate corporate existence of the Corporation shall cease and the Merger Sub shall continue as the surviving corporation and shall remain a wholly owned subsidiary of the Purchaser.  The Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2          Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the PBCL and the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Corporation and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Corporation and the Merger Sub shall become debts, liabilities and duties of the Surviving Corporation.

2.3          Articles of Incorporation and Bylaws.  Unless otherwise agreed by the parties before the Effective Time, at the Effective Time:

(a)           the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law, except that Article 1 of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation shall be Schoeneman Beauty Supply, Inc.”; and

(b)           the by-laws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until amended in accordance with applicable Law.

2.4          Directors and Officers.

(a)           At the Effective Time, the members of the board of directors of the Merger Sub immediately prior to the Effective Time shall become the members of the board of directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(b)           At the Effective Time, the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.5          Merger Consideration; Effect on Capital Stock.

(a)           The aggregate merger consideration payable hereunder is $71,000,000 (the “Base Purchase Price”) plus the Section 12.2 Consideration (the “Merger Consideration”).  The Merger Consideration (and the Per Share Merger Consideration) is subject to adjustment as provided in Section 4.1.1 and as otherwise expressly provided herein, and shall be payable if and when to the extent provided herein.

(b)           At the Effective Time by virtue of the Merger and without any action on the part of the Corporation, the Purchaser, the Merger Sub or the Shareholders, each Share of the Corporation shall be converted into the right to receive the Per Share Merger Consideration, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Shareholder shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration payable with respect thereto in accordance with this Agreement (which shall include the right to receive a pro rata share of amounts to be released to the Shareholders pursuant to the Special Escrow Agreement and the Regular Escrow Agreement), provided, that the foregoing shall not limit any rights of the Shareholders to receive any other payments required to be made to the Shareholders under this Agreement.  Exhibit L sets forth, with respect to each of the Shareholders:  (i) the portion of the Closing Payment payable to such Shareholder; and (ii) such Shareholder’s percentage interest in the Section 12.2 Consideration, any release of the Aggregate Escrow Amount to the Shareholders and any other amounts paid to the Shareholders pro rata in accordance with their relative Share ownership of the Corporation immediately prior to the Merger.  The Parties acknowledge that the portion of the Per Share Merger Consideration associated with the Closing Payment shall be delivered and received by the Shareholders at the Closing.

(c)           Each share of common stock of the Merger Sub outstanding immediately prior to the Effective Time shall continue to be outstanding and shall be a share of the common stock of the Surviving Corporation.

Article 3

Closing and Closing Date; Effective Time

3.1          Closing Date; Effective Time.

(a)           The Closing hereunder shall take place at the offices of Ballard Spahr LLP, 51st Floor, 1735 Market Street, Philadelphia, Pennsylvania on September 30, 2009, at 2:00

p.m. (local time), or at such other date, time and place as shall be mutually agreed upon in writing by the Purchaser and the Shareholders.

(b)           Subject to the provisions of this Agreement, on the Closing Date, the applicable Parties shall file, or cause to be filed, with the:  (i) Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) with respect to the Merger, duly executed and completed in accordance with the applicable provisions of the DGCL, and shall make, or cause to be made, all other filings or recordings required under the DGCL to effect the Merger; and (ii) Pennsylvania Department of State the articles of merger (the “Articles of Merger” and, together with the Certificate of Merger, the “Merger Filings”) with respect to the Merger, duly executed and completed in accordance with the applicable provisions of the PBCL, and shall make, or cause to be made, all other filings, including the appropriate docketing statement with respect to the Articles of Merger, required under the PBCL to effect the Merger.  The Merger shall become effective upon the filing of the Merger Filings with the Secretary of State of the State of Delaware and the Pennsylvania Department of State, as applicable (the “Effective Time”).

3.2          Purchaser’s Deliveries.  At the Closing, the Purchaser shall execute and deliver to the Shareholders, or cause to be executed and delivered to the Shareholders, the following:

3.2.1       Payment to the Shareholders of cash in an amount equal to the Base Purchase Price less the Aggregate Escrow Amount (such resulting amount, the “Closing Payment”) payable to the Shareholders by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Shareholders’ Representative; provided, however, that a portion of the Closing Payment may be paid to M&T Bank instead of the Shareholders as provided in Section 7.8.

3.2.2       A receipt for the Stock Certificates delivered to the Purchaser pursuant to Section 3.3.5.

3.2.3       The Consulting Agreements executed by the Surviving Corporation.

3.2.4       The Regular Escrow Amount and the Special Escrow Amount, to be delivered to the Escrow Agent, as well the Special Escrow Agreement and the Regular Escrow Agreement, each executed by the Purchaser.

3.2.5       The Warehouse Leases executed by the Purchaser.

3.2.6       The Articles of Merger executed by the Merger Sub.

3.2.7       The Certificate of Merger executed by the Merger Sub.

3.2.8       A certificate from the Secretary of the Purchaser in form reasonably satisfactory to the Shareholders’ Representative: (i) certifying the resolutions of the sole member of the Purchaser approving this Agreement and the other Transaction Documents; (ii) certifying a copy of the current Organizational Documents of the Purchaser; and (iii) certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other

Transaction Documents to which it is a party.  The foregoing certificate shall also certify that the attached resolutions and Organizational Documents have not been rescinded, revoked, modified, or otherwise affected, and remain in full force and effect.

3.2.9       A certificate from the Secretary of the Merger Sub in form reasonably satisfactory to the Shareholders’ Representative: (i) certifying the resolutions from each of the board of directors and the shareholder of the Merger Sub approving this Agreement and the other Transaction Documents; (ii) certifying a copy of the current Organizational Documents of the Merger Sub; and (iii) certifying the names and signatures of the officers of the Merger Sub authorized to sign this Agreement and the other Transaction Documents to which it is a party.  The foregoing certificate shall also certify that the attached resolutions and Organizational Documents have not been rescinded, revoked, modified, or otherwise affected, and remain in full force and effect.

3.2.10     Evidence that the Merger Sub has qualified to do business in the Commonwealth of Pennsylvania.

3.2.11     The Special Escrow Letter executed by the Purchaser.

3.2.12     The Escrow Condition Letter executed by the Purchaser and the Merger Sub.

3.3          Shareholders’ and the Corporation’s Deliveries.  At the Closing, the Shareholders and the Corporation (as appropriate) shall execute and/or deliver to the Purchaser the following:

3.3.1       A certified copy of the appropriate corporate proceedings of the Corporation, its Board of Directors and the Shareholders authorizing and approving the Transaction Documents.

3.3.2       Certificate of valid subsistence for the Corporation from the Commonwealth of Pennsylvania certified by the Secretary of State of the Commonwealth of Pennsylvania and certificates of good standing from the states in which the Corporation is qualified to do business as a foreign corporation.

3.3.3       The Special Escrow Agreement and the Regular Escrow Agreement, each executed by the Shareholders’ Representative.

3.3.4       Possession of all of the assets owned by the Corporation (except for the Excluded Assets) and possession and occupancy of all of the Stores and the Warehouses.

3.3.5       Certificates evidencing all of the Shares (the “Stock Certificates”), which Stock Certificates shall be duly endorsed in blank or accompanied by duly executed stock powers executed in blank.

3.3.6       The Warehouse Leases executed by the applicable landlord party thereto.

3.3.7       A resignation letter of each officer of the Corporation designated by the Purchaser and each member of the Board of Directors of the Corporation, effective in each case on the Closing Date; provided, however, that such resignations shall not affect the status of those persons providing such resignations as employees of the Corporation.

3.3.8       The Shareholders’ Release duly executed and delivered by each Shareholder.

3.3.9       A certificate from the Secretary of the Corporation in form reasonably satisfactory to the Purchaser: (i) certifying the resolutions from each of the board of directors and the Shareholders approving this Agreement and the other Transaction Documents, (ii) certifying a copy of the current Organizational Documents of the Corporation and (iii) certifying the names and signatures of the officers of the Corporation authorized to sign this Agreement and the other Transaction Documents to which it is a party.  The foregoing certificate shall also certify that the attached resolutions and Organizational Documents have not been rescinded, revoked, modified, or otherwise affected, and remain in full force and effect.

3.3.10     An opinion of Ballard Spahr LLP in the form of Exhibit J.

3.3.11     The Payoff Letters pursuant to Section 7.8 to the extent applicable.

3.3.12     The Articles of Merger executed by the Corporation.

3.3.13     The Special Escrow Letter executed by the Shareholders and the Shareholders’ Representative.

3.3.14     The Escrow Condition Letter executed by the Shareholders.

3.3.15     A certificate from each Shareholder, as contemplated under and meeting the requirements of Section 1.1445-2(b)(2)(i) of the Treasury Regulations, to the effect that such Shareholder is not a foreign person within the meaning of the Code and applicable Treasury Regulations.

3.3.16     A receipt for the Closing Payment delivered to the Shareholders pursuant to Section 3.2.1.

Article 4

Closing Net Assets;

Establishment of Escrow

4.1          Determination of Closing Net Assets.

4.1.1       It is the intention of the Parties that the Merger Consideration is premised upon the Purchaser receiving an enterprise with Net Assets of $9,113,000 (the “Target Net Asset Value”) as of 11:59 p.m. (EST) on the Closing Date.  Immediately following the Closing, the Shareholders shall cause Parente Randolph, LLC (the “Auditor”) to perform a financial audit (the “Audit”) of the Corporation’s balance sheet as of 11:59 p.m. (EST) on the Closing Date (the

“Closing Balance Sheet”), which Audit shall include the taking of such physical inventory as the Auditor deems necessary for purposes of the Audit.  The cost of the Audit shall be evenly split between the Purchaser and the Shareholders, with the Shareholders’ portion of such cost being paid directly by the Shareholders (and not from either the Regular Escrow or the Special Escrow, unless otherwise elected by the Purchaser in its sole discretion) and shall not be subject to the Threshold Amount.  The Purchaser and the Shareholders shall instruct the Auditor that the Closing Balance Sheet shall be prepared in accordance with GAAP (except as set forth on Schedule 5.4, which such exceptions shall be applicable to the Closing Balance Sheet) consistent in all respects (including classification and presentation of line items) with the accounting methods, practices and procedures used to prepare the balance sheet included in the Unaudited Financial Statements (August 31, 2009).  For the avoidance of doubt, the value of the Inventory as of 11:59 p.m. (EST) on the Closing Date shall be determined in accordance with the methodology set forth on Schedule 4.1.1 (the “Inventory Methodology”), which methodology is consistent with the Corporation’s past practice.  To the extent that the Inventory Methodology conflicts with GAAP, the Inventory Methodology shall control.  The Purchaser and the Shareholders shall cause the Auditors to deliver the Closing Balance Sheet, together with a calculation of the Net Assets of the Corporation as of 11:59 p.m. (EST) on the Closing Date based upon the Closing Balance Sheet (the “Closing Net Assets”), to the Purchaser as soon as reasonably practical after the Closing Date.  The Closing Balance Sheet shall not include or reflect any of the Excluded Assets or the Tax Deposit.  In the event the Purchaser disputes the Closing Balance Sheet as delivered by the Auditor, the Purchaser shall provide written notice (a “Notice of Dispute”) specifying in reasonable detail all points of disagreement with the Closing Balance Sheet to the Shareholders’ Representative within thirty (30) days after the Purchaser’s receipt of the Closing Balance Sheet.  If the Purchaser fails to deliver a Notice of Dispute within such 30-day period, then the Closing Balance Sheet as delivered by the Auditor shall be used for purposes of Section 4.1.2.  If the Purchaser delivers a Notice of Dispute within such 30-day period, the Purchaser and the Shareholders’ Representative shall endeavor in good faith to resolve all specified points of disagreement within thirty (30) days after the Shareholders’ Representative’s receipt of the Notice of Dispute.  If the dispute is not resolved within such 30-day period, which period may be extended by mutual agreement of the Parties, the dispute shall be resolved in accordance with Section 11.10.

4.1.2       The Merger Consideration shall be subject to adjustment as follows:

4.1.2.1   The Merger Consideration shall be subject to an upward adjustment on a dollar for dollar basis in the event the Closing Net Assets accompanying the Closing Balance Sheet as finally determined (by agreement or otherwise) in accordance with this Agreement, including arbitration set forth in Section 11.10, is greater than the amount equal to the sum of the Target Net Asset Value plus $100,000.  The Purchaser shall pay to the Shareholders’ Representative the amount of any such Merger Consideration adjustment (an “Excess Payment”) under this Section 4.1.2.1 within ten (10) days after the amount of the Excess Payment has been finally determined pursuant to this Agreement, including arbitration set forth in Section 11.10.  Any Excess Payment required under this Section 4.1.2.1 shall bear interest from the Closing Date to the date of payment at the Closing Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as the Excess Payment.

4.1.2.2   The Merger Consideration shall be subject to a downward adjustment on a dollar for dollar basis in the event the Closing Net Assets accompanying the Closing Balance Sheet as finally determined (by agreement or otherwise) in accordance with this Agreement, including arbitration set forth in Section 11.10, is less than an amount equal to the Target Net Asset Value minus $100,000.  The Shareholders shall pay to the Purchaser the amount of any such Merger Consideration adjustment (a “Deficiency Payment”) under this Section 4.1.2.2 within ten (10) days after the amount of the Deficiency Payment has been finally determined pursuant to this Agreement, including arbitration set forth in Section 11.10.  Any Deficiency Payment required under this Section 4.1.2.2 shall bear interest from the Closing Date to the date of payment at the Closing Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as the Deficiency Payment.  Notwithstanding the foregoing, any Deficiency Payment shall first be paid by the Shareholders and, to the extent the Deficiency Payment, or any portion thereof, is not paid by the Shareholders in accordance with this Section 4.1.2.2, then the Purchaser may, at its option, receive the Deficiency Payment out of the Regular Escrow pursuant to the terms of the Regular Escrow Agreement or may pursue remedies against the Shareholders for the collection thereof.

4.2          Excluded Assets; Cash.  Expressly excluded from the Closing Net Assets shall be those items listed on Schedule 4.2 (collectively, the “Excluded Assets”).  The Parties acknowledge and agree that prior to the Closing, the Shareholders shall cause the Corporation to assign and transfer the Excluded Assets to the Shareholders or to one or more Affiliates of the Shareholders by way of a dividend or otherwise.  The Parties further acknowledge and agree that prior to the Closing the Shareholders may cause the Corporation to declare and pay one or more cash dividends to the Shareholders prior to the Closing Date.  Any cash that is not the subject of such cash dividends shall be included in the Closing Balance Sheet and the Closing Net Assets.

4.3          Regular Escrow and Special Escrow.  In order to provide additional assurance to the Purchaser, the Purchaser and the Shareholders’ Representative shall, at the Closing, execute each of the Special Escrow Agreement and the Regular Escrow Agreement, which shall, in addition to this Agreement, and with respect to the Special Escrow, the Special Escrow Letter, govern the Regular Escrow and the Special Escrow.

4.3.1       Regular Escrow.  A primary escrow (the “Regular Escrow”) initially shall be funded at Closing in the amount of $15,000,000 (the “Regular Escrow Amount”) pending its disposition as set forth in the Regular Escrow Agreement.

4.3.2       Special Escrow.  A special escrow (the “Special Escrow”) shall be funded at Closing in the amount of $3,000,000 (the “Special Escrow Amount”) pending its disposition as set forth in the Special Escrow Letter and the Special Escrow Agreement.

4.3.3       Neither the Regular Escrow Amount nor the Special Escrow Amount shall in any way act as a limitation on the amount of any Claims or any other rights or claims whatsoever which may be asserted (or thereafter be assertable) by the Purchaser.

Article 5

Representations and Warranties of the Shareholders

In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, the Shareholders represent and warrant the following statements are true and correct as of the Contract Date:

5.1          Organization, Power and Authority.  The Corporation is a corporation duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania.  Each Trust is a trust validly existing under the laws of the Commonwealth of Pennsylvania. The Corporation has full corporate power and authority to own or lease its Assets and to carry on the Schoeneman Beauty Supply Business as now conducted by it, and to enter into the Transaction Documents and perform its obligations thereunder.  Each Trust has full power and authority to own or lease its Assets (including its Shares), the trustees or trustee of each Trust have the power to execute and deliver on behalf of the applicable Trust each of the Transaction Documents to which such Trust is a party, and each such Trust has the power to perform its obligations thereunder.  The Corporation is qualified to do business as a foreign corporation in New Jersey, West Virginia and Delaware.  The Corporation is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to so qualify does not result in a Material Adverse Effect.  Except as set forth on Schedule 5.1, the Corporation does not have any subsidiaries, direct or indirect, and does not have an equity position (or the option or right to acquire an equity position) in any other entity, except for marketable securities.  Exhibits G and H attached hereto contain true and complete copies of the current Articles of Incorporation and By-laws and all amendments thereto of the Corporation.

5.2          No Conflict and Binding Obligations.  Except as set forth on Schedule 5.2, the execution and delivery of this Agreement and the other Transaction Documents required to be executed by any Shareholder and/or the Corporation, and the performance by each Shareholder and the Corporation of his, her or its respective obligations hereunder, do not: (i) violate or conflict with any provisions of the Organizational Documents of the Corporation or any Trust, or any Law which is applicable to, binding upon or enforceable against the Corporation, or its Assets, or the Shareholder; (ii) constitute or result in a breach of any of the terms, provisions, conditions of, or constitute a default under, or an event which, with notice or lapse of time or both would constitute a default under any material Contract to which the Corporation or any Shareholder is a party, or by which any of them or the Corporation’s Assets may be bound;  (iii) result in the creation of any Lien upon any of the Assets of the Corporation; (iv) cause the acceleration of the maturity of any Indebtedness of the Corporation or cause any third party rights under, or the performance required by the Corporation under, any material Contract of the Corporation to accelerate; or (v) require the consent or approval of any Governmental Authority or other Person, except for the consents with respect to the Required Consent Leases and Supplier Contracts.  The Transaction Documents and the consummation of the transactions contemplated herein have been duly executed and delivered by each of the Shareholders and/or the Corporation that are a party thereto and are legal, valid and binding obligations of each of the Shareholders and the Corporation, enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or equity).  No “fair price,” “moratorium,” “control share acquisition,” or similar anti-takeover statute or regulation enacted under any applicable Law is applicable to the Merger or the transactions contemplated by this Agreement.  No Shareholder has any dissenter’s right of appraisal in connection with the consummation of the transactions contemplated hereby, including under the PBCL, the Organizational Documents of the Corporation, or other applicable Law.

5.3          Compliance With Laws; Environmental, Health and Safety Matters.

5.3.1        The Corporation and the Schoeneman Beauty Supply Business have been and are being conducted in all material respects in compliance with all applicable Laws, including, without limitation: (i) employment and wage/wage payment Laws; and (ii) all Laws relating to the protection of human health and safety, such as (as an example only) the Occupational Safety and Health Act of 1970.  Neither the Corporation nor any Shareholder has received any written notice, request for information, or other correspondence from any Governmental Authority or any other Person concerning any violation (actual or alleged) of any Laws within the five (5) years immediately prior to the date hereof.

5.3.2        None of the Assets (including real property), Stores or Warehouses, through the time currently or formerly owned, leased, operated, or used by the Corporation, the Schoeneman Beauty Supply Businesses, or any predecessors in interest (collectively, the “Subject Property”) contains Hazardous Substances, except for those Hazardous Substances used or present in the ordinary course of business and consistent with past practice of the Corporation and in accordance with all applicable Laws, including, without limitation, Hazardous Substances contained in Inventory at the time of such Inventory was manufactured.

5.3.3        The Corporation and the Schoeneman Beauty Supply Business have been and are being conducted in all material respects in compliance with all Environmental Laws.  Neither the Corporation nor any Shareholder has caused or taken any action that would reasonably be expected to result in any material Liability relating to: (i) the environmental conditions at, on, above, under, or about any Subject Property; or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances.  There has been no material burial or material Release of Hazardous Substances by the Corporation, or to the Corporation’s Knowledge, by any other Person on, in, at, above, under, from or about any Subject Property.

5.3.4        All waste containing any Hazardous Substance generated, used, handled, stored, treated or disposed of by the Corporation, the Schoeneman Beauty Supply Business, or any predecessor in interest, or sent by the Corporation, the Schoeneman Beauty Supply Business, or any predecessor in interest for disposal at an off-site location, has been Released in compliance in all material respects with applicable Environmental Laws and reporting requirements, and there are not any environmental claims, requests for information from a Governmental Authority or demands to take response, removal, corrective, remedial or other responsive action or to pay for the costs of any such action at any facility or site with respect to any such Release.

5.3.5        Neither the Corporation nor any Shareholder has received any written notice, request for information, or other correspondence from any Governmental Authority or any other Person within the five (5) years immediately prior to the date hereof concerning any:  (i) alleged Liability under Environmental Laws with respect to the Corporation, the Schoeneman Beauty Supply Businesses, any Shareholder, or any Subject Property; (ii) any Hazardous Substances that have been generated, treated, stored, handled or removed from or disposed of on any Subject Property; or (iii) any Hazardous Substances which have migrated on, in, under, above or to any Subject Property from any adjacent property or which has migrated, emanated or originated from any Subject Property onto any other property.

5.3.6        Neither the Corporation nor any Shareholder has received any written notice that the Corporation or the lessor or lessee of any property used at any time in conducting all or any portion of the Schoeneman Beauty Supply Businesses or owned either presently or at any time previously by the Corporation (or any predecessor thereof) is a potentially responsible party for a federal, state, municipal or local cleanup site or corrective action under any Environmental Law.

5.3.7        There is no pending or, to the Corporation’s Knowledge, threatened or proposed, proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to otherwise restrict the use of any of the properties where any Store or Warehouse is located.

5.3.8        Corporation has provided to the Purchaser access to true and complete copies of all environmental site assessments, audits, test results, analytical data, boring logs, and other environmental reports, investigations and studies in the possession, custody or control of the Corporation relating to locations or Assets currently or formerly owned, leased, operated or used by the Corporation.

5.4          Financial Statements.

5.4.1        The Corporation has delivered to the Purchaser complete copies of the Financial Statements, which are attached to Schedule 5.4.  Except as set forth on Schedule 5.4, the Financial Statements have been prepared in accordance with GAAP and the books and records of the Corporation, and present fairly in all material respects the financial position, results of operations and cash flows of the Corporation at and for the respective periods indicated (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments, which will not be material to the Corporation, individually or in the aggregate, the absence of a statement of cash flows and the absence of footnote disclosure).

5.4.2        The Corporation has no Liabilities except:  (i) as set forth on Schedule 5.4.2; (ii) Liabilities disclosed or reserved against in the Financial Statements or specifically disclosed in the notes thereto; (iii) Liabilities incurred after the date of the Unaudited Financial Statements in the ordinary course of business consistent with past practice; and (iv) future performance obligations under Contracts.

5.5          Absence Of Certain Changes.  Since August 31, 2009, except as set forth on Schedule 5.5, the Schoeneman Beauty Supply Business has been conducted in the ordinary course consistent with past practice and there has not been:

5.5.1        Any Material Adverse Effect;

5.5.2        Any declaration or payment of any dividend or other distribution with respect to any Shares, except with respect to cash and the Excluded Assets, or any redemption or other acquisition by the Corporation of any Corporation Securities;

5.5.3        Any amendment or modification of the Organizational Documents of the Corporation or of the terms of any Corporation Securities;

5.5.4        Any incurrence of any Indebtedness by the Corporation;

5.5.5        Any creation or other incurrence of any Lien on any material Asset of the Corporation other than Permitted Liens;

5.5.6        Any loan or advance, except the extension by the Corporation of trade credit to its customers in the ordinary course of business, or capital contribution to or investment in any Person by the Corporation;

5.5.7        Any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Schoeneman Beauty Supply Business or its Assets;

5.5.8        Any: (i) change in any method of accounting or accounting principles or practices by the Corporation, except for any such change required by reason of a concurrent change in GAAP; or (ii) revaluation of any material Assets, except the write-down or write-off of accounts receivable or inventory in the ordinary course of business;

5.5.9        Any: (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Corporation; (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements; (iii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) entered into with any director, officer or employee of the Corporation; (iv) establishment, adoption or amendment (except as required by applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Corporation; or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Corporation;

5.5.10      Any capital expenditures, or commitments for capital expenditures, in an amount in excess of $50,000 in the aggregate, by the Corporation;

5.5.11      Any material Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any amended Tax Returns or claims for  Tax refunds filed, any closing agreement entered into, any  proposed Tax adjustments or assessments, any  Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax Liability surrendered, in each case, by the Corporation;

5.5.12      Any material payments made to, discounting in favor of or any other consideration extended to customers or suppliers by the Corporation, other than in the ordinary course of business consistent with past practice;

5.5.13      Any failure to pay or satisfy when due any material Liability of the Corporation;

5.5.14      Any sale, transfer, lease or other disposition of any Asset, except for Inventory sold in the ordinary course of business consistent with past practice;

5.5.15      Any acquisition of a material amount of the stock or assets of any other Person;

5.5.16      Any amendment, cancellation, compromise or waiver of any material claim or right of the Corporation; or

5.5.17      Any agreement or commitment by the Corporation to do any of the foregoing or any action or omission by the Corporation that would reasonably be expected to result in any of the foregoing.

5.6          Books Of Account.  The Corporation’s books of account and other records fairly present and reflect in all material respects (subject to normal month end and year end adjustments) all of the transactions entered into by the Corporation and as to which the Corporation is a party or may be bound or otherwise affected.

5.7          Tax Matters.  Except as set forth on Schedule 5.7:

5.7.1        The Corporation has timely filed all Tax Returns required to have been filed, each such Tax Return has been prepared in compliance with all applicable Laws, rules and regulations, and all such Tax Returns are true and accurate in all respects.  The Corporation has paid all Taxes due or owing (whether or not shown on any Tax Return) to any taxing  authority. With respect to any Taxes that are not yet due and owing, the Corporation has made sufficient accruals on the Financial Statements.  The Corporation has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws. There are no outstanding requests for, and the Corporation has not been granted any, extensions of time within which to file Tax Returns.

5.7.2        None of the Tax Returns contain nor have required a disclosure statement under Section 6662 of the Code (or any predecessor statute relating to the penalties for substantial understatement of income tax) or any similar provision of state, local or foreign Law.

5.7.3        Neither the IRS nor any other taxing authority has asserted, proposed or assessed against the Corporation any deficiency or claim for Taxes which has not been settled or otherwise resolved.  The Corporation has no request for any rulings with regard to any Tax pending before the IRS, or any state, local or foreign taxing authority.

5.7.4        All Tax deficiencies proposed, asserted or assessed against the Corporation have been paid or finally settled and no amounts with respect thereto remain unpaid.

5.7.5        Neither the IRS nor any state, foreign or local taxing authority has audited, is presently auditing or has notified the Corporation in writing of the commencement of an audit of any Tax Return of the Corporation.  To the Corporation’s Knowledge, there is no threatened action, audit, proceeding, or investigation against or with respect to the Corporation with respect to: (i) the assessment or collection of Taxes; or (ii) a claim for refund made by the Corporation with respect to Taxes previously paid.

5.7.6        The Corporation has not waived or requested to waive any statute of limitations with respect to the assessment of any Tax or agreed to any extension of time with respect to the assessment of any Tax.

5.7.7        There are no Liens for Taxes (other than for Taxes not yet due and payable) upon any of the Assets of the Corporation.

5.7.8        The Surviving Corporation will not be required: (i) to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other Law) by reason of a change in accounting method nor does the Corporation have any Knowledge that the IRS (or other taxing authority) has proposed, or is considering, any change in accounting method requiring any adjustment to the income of the Corporation for any past, present, or future taxable period; or, (ii) to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law).

5.7.9        The Corporation has not made or become obligated to make, or will make, as a result of any transactions contemplated hereby, any “parachute payments” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

5.7.10      The Corporation is not, and has not been, a “U.S. real property holding corporation” within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

5.7.11      There are no elections, consents or agreements with Tax authorities other than those reflected on Tax forms filed with Tax authorities, copies of which have been provided to the Purchaser prior to the Closing Date.

5.7.12      The Corporation is not a party to any tax sharing, indemnity or similar agreement or arrangement, including any terminated agreement as to which it has any continuing Liability, and has no current or potential contractual obligation to indemnify any other Person with respect to Taxes.

5.7.13      The Corporation is not and has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes.

5.7.14      No claim has ever been made to the Corporation in writing by any jurisdiction in which the Corporation does not file Tax Returns to the effect that the Corporation is or may be subject to any Tax imposed by that jurisdiction.

5.7.15      The Corporation has no Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

5.7.16      Except for dividends of Excluded Assets, the Corporation has not paid any dividends in the past seven (7) years other than cash dividends.

5.7.17      All transactions between the Corporation and any Affiliates or any related person (as defined in Section 267 of the Code) have been consummated on an arms length basis for fair value in accordance with the guidelines established under Section 482 of the Code.

5.7.18      The Corporation has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

5.7.19      The Corporation has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code: (i) in the two (2) years prior to the date of this Agreement; or, (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

5.7.20      The Corporation has properly and timely elected under Code Sections 1362 of the Code and all applicable Treasury regulations promulgated thereunder, and under each analogous or similar provision of state or local Law in each jurisdiction where the Corporation is required to file an income or franchise Tax Return and is permitted to so elect, to be treated as an “S” corporation for all taxable periods since its formation.  There has not been any voluntary or involuntary termination or revocation of any such election before the Closing Date and no taxing authority has challenged or is challenging Corporation’s qualification as an S corporation.  The Corporation has complied with all Laws necessary to maintain its election as an S corporation at all times since formation and the Corporation will be validly an S corporation within the meaning of Code Sections 1361 (and any comparable provision of state or local Law) up to and including the Closing Date.

5.7.21      Each of the Shareholders is, and has been at all times during the period in which both: (i) the Corporation has been an S corporation within the meaning of Section 1361(a) of the Code; and (ii) such Shareholder has been a shareholder of the Corporation, an eligible shareholder of an S corporation within the meaning of Section 1361(a) of the Code (and any comparable provision of state and local Tax law in each jurisdiction in which the Corporation is obligated to file income or franchise Tax Returns).

5.7.22      Corporation does not have any potential Liability for any Tax under Section 1374 of the Code (or any comparable provision of state or local Law) in connection with the sale or deemed sale of the Corporation’s Assets. The Corporation has not, in the past ten (10) years: (A) acquired Assets from another corporation in a transaction in which the Corporation’s Tax basis for the acquired Assets was determined, in whole or in part, by reference to the Tax basis of the acquired Assets in the hands of the transferor; or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

5.8          No Material Adverse Effect.  Since August 31, 2009, there has not been any Material Adverse Effect.

5.9          Title to Assets.  Except as disclosed on Schedule 5.9, Corporation owns and has good title to, and is the lawful owner of, all Assets used in connection with the Schoeneman Beauty Supply Business and all of the Assets reflected in the respective Financial Statements (other than assets leased under any lease listed on Schedules 5.10.1(a) or (b) and assets disposed of in the ordinary course of business consistent with customary past practices and not disposed of in violation of any provision hereof), free and clear of all Liens, except Permitted Liens.

5.10        Leases.

5.10.1      Schedule 5.10.1(a) lists all of the leases of personal property to which the Corporation is a party or is otherwise bound (including all amendments and modifications thereto) and reflects for each the names of the lessor and lessee and the address of the Store, Warehouse or other location where the personal property is located.  Schedule 5.10.1(b) lists all of the leases of real property to which the Corporation is a party or is otherwise bound (including all amendments and modifications thereto) and reflects each of the names of the lessor and lessee and the address or location of the Store, Warehouse or other item of real property.  The Corporation does not now, and has not ever, owned any interest in any real property.

5.10.2      The Corporation has delivered to the Purchaser true and complete copies of all real property leases and leases of personal property to which the Corporation is a party or is otherwise bound (including all amendments and modifications thereto).  Each such lease is valid and subsisting and in full force and effect and enforceable against the Corporation in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or equity.  Except for the absence of consents with respect to the Required Consent Leases and the Supply Contracts, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under any such lease or give to the lessor any rights of termination or cancellation under any such lease. No such lease relates to a Store or Warehouse that has been closed.  No lease has been assigned or subleased in whole or in part by the Corporation to another Person.  The Corporation and, to the Corporation’s Knowledge, the lessor thereof, have performed all of its respective obligations, and there is no default thereof, or event, which with the giving of notice, the passage of time or both, would result in a default on the part of, or acceleration of obligations of, either the Corporation or, to the Corporation’s Knowledge, the lessor, under any such lease.  The Corporation has not assigned, hypothecated, pledged, mortgaged, or encumbered its interest, or any part thereof, as lessee under any such lease.

5.10.3      All personal property leased by the Corporation as lessee is in good working condition, ordinary wear and tear excepted, has been maintained as required by and in accordance with the terms of each such lease, and is suitable for the present use thereof.  The current use by the Corporation of the Stores, Warehouses, other items of real property, and personal property leased by it does not violate the terms of any lease or conflict with any contract to which the Corporation is a party or is otherwise bound.

5.10.4      Except for the Excluded Assets, the Assets of the Corporation as of the Contract Date are all of the Assets required for the conduct of the Schoeneman Beauty Supply Business in all material respects as the Schoeneman Beauty Supply Business is presently conducted.  The plants, buildings, structures and material equipment and all other tangible Assets are in good working condition, ordinary wear and tear excepted, and are suitable for the present use thereof.

5.11        Contracts.

5.11.1      Set forth on Schedule 5.11.1 is a list of all Contracts of the Corporation as of the Contract Date.  The Parties are in agreement that all Contracts requiring the payment of money in exchange for goods or services, with the payment not exceeding $5,000 in the aggregate during the remaining term of the Contract and having a remaining term of less than eighteen (18) months can be excluded from Schedule 5.11.1 (the “Excluded Contracts”).  The Shareholders and the Corporation have delivered true and correct copies of all Contracts to the Purchaser (including all amendments and modifications thereto).  The aggregate value of Excluded Contracts does not exceed $100,000.

5.11.2      The Corporation and, to the Corporation’s Knowledge, the other parties thereto, have performed all of their respective obligations and duties under each Contract and there is no default or event, which with the giving of notice, the passage of time or both, would result in a default on the part of, or accelerate any obligation of, the Corporation or, to the Corporation’s Knowledge, any such other party under any such Contracts.

5.12        Purchase Orders.  Set forth on Schedule 5.12 is a list of all unfilled purchase orders of the Corporation, as of a specified date within (ten) 10 days prior to the Contract Date (the “Corporation PO List”).  The Corporation has delivered true and correct copies of all open purchase orders listed on the Corporation PO List to the Purchaser (including all amendments and modifications thereto).

5.13        Customer Orders.  Set forth on Schedule 5.13 is a list of all unfilled customer orders of the Corporation, as of a specified date within (10 days) prior to the Contract Date (the “Customer PO List”).  The Corporation has delivered true and correct copies of all customer orders listed on the Customer PO List to the Purchaser (including all amendments and modifications thereto).

5.14        Inventory.  Subject to the reserves therefor on the Closing Balance Sheet, the Inventory is usable and saleable in the ordinary course of business consistent with customary past practices by the Schoeneman Beauty Supply Business and exists in quantities which do not materially exceed levels which are reasonable in the present circumstances of the Schoeneman Beauty Supply Business; and, subject to adjustment as described on Schedule 4.1.1, is in good, clean condition, in currently available packaging, not damaged or obsolete and carried on the Unaudited Financial Statements in accordance with Schedule 4.1.1.

5.15        Permits.  Set forth on Schedule 5.15 is a true and correct list of all Permits possessed or used by the Corporation.  The Corporation has delivered to the Purchaser true and complete copies of all Permits possessed or used by the Corporation (including all amendments and modifications thereto).  The Permits, which are listed on Schedule 5.15, are all that are necessary to conduct the Schoeneman Beauty Supply Business as presently conducted, and in each case where applicable, to own the Assets owned by the Corporation and lease the Assets leased by the Corporation.  The Corporation is in compliance in all material respects with all such Permits, and all such Permits are in full force and effect.

5.16        Tangible Assets.  Set forth on Schedule 5.16 are all of the tangible Assets (other than Inventory) owned by the Corporation as of the Contract Date having an original acquisition cost of $1,000 or more.

5.17        Legal Proceedings.  Schedule 5.17 sets forth all Legal Proceedings to which the Corporation has been a party during the last three (3) years, to which the Corporation is currently a party or which, for equivalent periods, involves any of the Assets used by the Schoeneman Beauty Supply Business.  Except as set forth on Schedule 5.17, there are no Legal Proceedings pending or threatened in writing or, to the Corporation’s Knowledge, threatened orally, against the Corporation.  The Corporation is not in default with respect to any order, judgment, injunction, decree or consent decree by any Governmental Authority.  No such order, judgment, injunction decree or consent decree is now in effect which pertains to the Corporation or any aspect of the Schoeneman Beauty Supply Business or any of the Assets used therein.  The Corporation has delivered to the Purchaser true and complete copies of all documentation prepared or generated in connection with all of the Legal Proceedings disclosable in this Section 5.17, including, without limitation, complaints, orders, and briefs.

5.18        Intellectual Property.

5.18.1      Schedule 5.18.1 lists all Intellectual Property owned by the Corporation (the “Owned Intellectual Property”) that is registered or subject to an application for registration or that is otherwise used in the Schoeneman Beauty Supply Business, other than Trade Secrets.  The Corporation is the exclusive owner of the Owned Intellectual Property set forth on Schedule 5.18, free and clear of any Liens other than Permitted Liens.

5.18.2      Schedule 5.18.2 lists all agreements to which the Corporation is a party or by which it is otherwise bound that relate to Intellectual Property, including:  (i) licenses of Intellectual Property to the Corporation by any other Person; (ii) licenses of Intellectual Property to any other Person by the Corporation; (iii) agreements otherwise granting or restricting the right to use Intellectual Property; and (iv) agreements transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property used or held for use in the Schoeneman Beauty Supply Business.

5.18.3      To the Corporation’s Knowledge, the conduct of the Schoeneman Beauty Supply Business does not, in any material respect, infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property.  To the Corporation’s Knowledge, none of the Owned Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Corporation.

5.18.4      Except as set forth on Schedule 5.18.4, the Corporation has taken all actions reasonably necessary to ensure full protection of the Owned Intellectual Property under any applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances).  The Corporation has taken all actions reasonably necessary to maintain the secrecy of all confidential Intellectual Property used in the Schoeneman Beauty Supply Business.  The Corporation is not using (or permitting the use of) any material Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Owned Intellectual Property.

5.18.5      Neither the Corporation nor any Shareholder has received:  (i) any written notice or claim of infringement; or (ii) any claim challenging or questioning the validity or effectiveness of any of the Owned Intellectual Property.

5.18.6      The transactions contemplated by this Agreement will in no way alter or impair the Corporation’s right to any of the Owned Intellectual Property or the free alienability thereof.

5.19        Employees.  Set forth on Schedule 5.19 is a list of all hourly and salaried employees of the Corporation as of the Contract Date (the “Employees”), setting forth as of the Contract Date, for each, his or her title and/or current job description, compensation, a description (individually or collectively) of all fringe benefits of any kind or nature, including all bonus and expense arrangements.  All compensation and fringe benefits of any kind or nature which pre-date the Closing Date have been paid, or to the extent not paid, will be fully accrued on the Closing Balance Sheet.  Except as set forth on Schedule 5.19, the employment of each

Employee and the relationship with each independent contractor of the Corporation is terminable at will by the Corporation without any penalty, severance or other Liability incurred by the Corporation.

5.20        Labor Contracts and Controversies.  The Corporation is not a party to any collective bargaining agreement with any labor union or any local or subdivision thereof.  To the Corporation’s Knowledge, there is no current union organizing activity among any of the employees of the Corporation nor any union representation petition pending or threatened before the National Labor Relations Board or any similar agency in any state.

5.21        Retirement and Benefit Plans; ERISA.

5.21.1      Schedule 5.21.1 lists all the Company Benefit Plans (including a description of any oral Company Benefit Plans).  With respect to each such Company Benefit Plan, the Shareholders have provided or made available to the Purchaser, to the extent applicable: (i) the plan document and all amendments thereto; (ii) trust agreements, insurance contracts or other funding arrangements; (iii) the most recent actuarial and trust reports for financial statement purposes; (iv) the two most recent Forms 5500 with attachments required to have been filed with the IRS or the Department of Labor and all schedules thereto; (v) the most recent IRS determination, opinion or advisory letter; (vi) all current summary plan descriptions; and (vi) all correspondence, other than routine correspondence, received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Authority (including a written description of any oral communication).  The Corporation has not communicated to any current or former employee any intention or commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

5.21.2      Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and each corresponding trust exempt under Section 501 of the Code, is so qualified and has received or is the subject of a favorable determination, opinion or advisory letter from the IRS.  All amendments and actions required to bring each Company Benefit Plan into conformity with the applicable provisions of ERISA, the Code, and other applicable Law have been made or taken.  Each Company Benefit Plan has been operated in all material respects in accordance with its terms and applicable Laws.  Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code was, as of January 1, 2009, and has remained, in documentary and operational compliance with Section 409A of the Code and the then applicable guidance issued by the Internal Revenue Service thereunder.

5.21.3      Except as set forth on Schedule 5.21.3, neither the Corporation nor any Related Person has at any time maintained, sponsored, contributed to or been obligated to contribute  to a “employee pension plan”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA, including a “multi-employer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)), or  a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)).

5.21.4      None of the Corporation nor any Related Person has been involved in any transaction that could cause the Corporation or, following the Closing Date, the Purchaser or any of their respective Affiliates to be subject to Liability under Section 4069 or 4212 of ERISA.  There has been no non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Benefit Plan that would reasonably be expected to result in a material Liability to the Corporation.  All contributions and premiums required to have been paid by the Corporation or any Related Person to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement or Contract, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or other Contract applicable Law.

5.21.5      There are no pending or, to the Corporation’s Knowledge, threatened, claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan that individually or in the aggregate would reasonably be expected to result in a material Liability to the Corporation, except for claims for benefits by participants in the ordinary course.  The Company Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, and no matters are pending with respect to a Company Benefit Plan under the IRS’s Employee Plans Compliance Resolution System (EPCRS) or other similar programs.

5.21.6      The Corporation has no Liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Corporation or any Affiliate, other than pursuant to the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA or other similar applicable Law.

5.21.7      Except as set forth on Schedule 5.21.7, the execution, delivery, and performance of this Agreement by the Corporation and the consummation by the Corporation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Corporation or any increased or accelerated funding obligation with respect to any Company Benefit Plan.  No payment or deemed payment by the Corporation will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement by the Corporation, or the consummation by the Corporation of the transactions contemplated by this Agreement, that would not be deductible pursuant to Section 280G of the Code.

5.22        Transactions With Related Parties.  Except as set forth on Schedule 5.22, no Shareholder, nor any spouse, child, parent, sibling or any other Person Affiliated with any Shareholder, as the case may be: (i) owns any equity interest, directly or indirectly in, or is an officer or director of, any Person which: (a) is a competitor of the Corporation; (b) is a customer or supplier of the Corporation; or (c) has any contractual or business relationship whatsoever with the Corporation, except for those relationships between the Corporation and the Shareholders related to the ownership of the Corporation, the management of the Corporation by the Shareholders and the employment by the Corporation of the Shareholders; provided that the foregoing does not apply to the ownership (collectively) by them of not more than two percent (2%) of the outstanding security (or any class thereof) of any corporation or partnership listed on a national securities exchange, the Nasdaq Stock Market or traded over-the-counter; or (ii) has or claims to have any direct or indirect interest in any Asset (other than an Excluded Asset) used or held for use by the Corporation.

5.23        Product Warranty.  The Corporation has not extended any express warranties and there are no outstanding express warranties on any products sold by the Corporation except for those from the manufacturers.

5.24        No Broker.  Except for Crowe Capital Markets LLC (“CCM”), this Agreement and the transactions contemplated herein have not and will not be brought about through the action of any broker or finder retained or employed by any of the Shareholders or the Corporation who would be entitled to a commission, finder’s fee or similar compensation.  In the event any compensation is payable to such a broker or finder, including, without limitation, CCM, such compensation shall be paid by and be the sole responsibility of, the Shareholders.

5.25        Disclosure.  No representation or warranty by any of the Shareholders to the Purchaser contained in this Agreement or any other Transaction Document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein and therein not misleading in light of the circumstances under which they were made.

5.26        Insurance.  Schedule 5.26 lists, and the Shareholders have made available to the Purchaser complete copies of, all insurance policies (including fidelity bonds and other similar instruments) relating to the Corporation, the Assets, the Schoeneman Beauty Supply Business or the employees, officers or directors of the Corporation.  There is no claim by or with respect to the Corporation pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  All premiums payable under such policies have been timely paid, and the Corporation has otherwise complied fully with the terms and conditions of such policies.  Such policies (or other policies providing substantially similar insurance coverage) have been in effect continuously since at least January 1, 2004 and remain in full force and effect.  To the Corporation’s Knowledge, there is no threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies.

5.27        Indebtedness.  All Indebtedness of the Corporation outstanding as of August 31, 2009 is described in Schedule 5.27.  Schedule 5.27 sets out in respect of each such liability or obligation, its origination date, the other party or parties thereto, the outstanding principal amount, the amount of accrued interest and the maturity date.  The Shareholders have delivered to the Purchaser true and complete copies of all instruments, notes, drafts, and any other document of any kind or description evidencing all of the Indebtedness of the Corporation (including all amendments and modifications thereto).

5.28        Capitalization.

5.28.1      The authorized capital stock of the Corporation consists of 1,000 shares of voting common stock, $1.00 par value per share, and 100,000 shares of non-voting common stock, $1.00 par value per share, of which only the Shares are issued and outstanding.  The Shares have been duly authorized and validly issued and are fully paid and nonassessable.  The Shareholders own the Shares, beneficially and of record, free and clear of any Lien.  The capital structure of the Corporation (including the division of the Corporation’s common stock into voting and non-voting common stock) was not adopted by the Corporation or the Shareholders (in whole or in part) for purposes related to potential obligations under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

5.28.2      Except as set forth on Schedule 5.28.2 (and therein setting forth the ownership numbers and percentage ownership of the Shares, and disclosing whether such Shares are voting or nonvoting), there are no outstanding:  (i) Corporation Securities; (ii) any options or other rights or agreements, commitments or understandings of any kind to acquire from any Shareholder, any Shares; (iii) voting trusts, proxies or other similar agreements or understandings to which the Corporation is a party or by which the Corporation is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Corporation; or (iv) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Corporation.  There are no outstanding obligations of the Corporation to repurchase, redeem or otherwise acquire any Corporation Securities.

5.29        Accounts Receivable.  All accounts, notes receivable and other receivables (other than receivables collected since the date of the Unaudited Financial Statement (August 31, 2009)) reflected on the Unaudited Financial Statement (August 31, 2009) are, and all accounts and notes receivable arising from or otherwise relating to the business of the Corporation as of the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Financial Statements or the Closing Balance Sheet.

5.30        Bank Accounts.  Schedule 5.30 sets forth the names and locations of each bank, brokerage firm or other financial institution at which the Corporation has an account (giving account numbers) or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and the names of all persons, if any, holding powers of attorney or comparable delegation of authority from the Corporation.

5.31        Claims Against Officers and Directors.  There are no pending or, to the Corporation’s Knowledge, threatened, claims against any director, officer, employee or agent of the Corporation which could give rise to any claim (whether through indemnification, contribution or otherwise) against the Corporation.

5.32        Recorded Sales Consistent With Manufacturers’ Directions.  All sales data provided in the Financial Statements of the Corporation are based upon sales which, to the Corporation’s Knowledge at the time such sales were made, were made strictly in accordance with manufacturers’ rules and regulations for sales of merchandise established by the respective manufacturers, and does not, to the Corporation’s Knowledge, contain any recorded sales resulting from Diversion.

5.33        Intercompany Accounts; Transactions With Affiliates.

5.33.1      Schedule 5.33.1 lists all balances as of the August 31, 2009 between the Shareholders or any of their Affiliates (other than the Corporation), on the one hand, and the Corporation, on the other hand.  Since the August 31, 2009 there has not been any accrual of liability by the Corporation to any Shareholder or any of their Affiliates (other than the Corporation) or other transactions between the Corporation and the Shareholders or any of their Affiliates (other than the Corporation), except in the ordinary course of business of the Corporation consistent with past practice.

5.33.2      Schedule 5.33.2 lists all agreements, arrangements and other commitments or transactions to or by which the Corporation, on the one hand, and the Shareholder or any of their  Affiliates (other than the Corporation), on the other hand, are or have been a party or otherwise bound or affected and that: (i) were entered into since three (3) years ago; (ii) are currently pending or in effect; or (iii) involve continuing Liabilities to the Corporation (each, an “Affiliate Transaction”).  Each Affiliate Transaction was on terms and conditions no more favorable to the Corporation than as would have been obtainable by them at the time in a comparable arm’s-length transaction with a Person other than the Shareholder or any of its Affiliates.  Except as disclosed on Schedule 5.33.2, no stockholder, officer, director or employee of the Corporation, or any immediate family member, relative or Affiliate of any such stockholder, officer, director or employee: (i) owns, directly or indirectly, any interest in (x) any asset or other property used in or held for use in the Schoeneman Beauty Supply Business or (y) any Person that is a supplier, customer or competitor of the Corporation; (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Corporation; or (iii) is a debtor or creditor of the Corporation.  For purposes of this Section 5.33.2, and without limitation, Affiliates of the Shareholders shall be deemed to include: (i) any Person directly or indirectly beneficially owning or controlling five percent (5%) or more of the outstanding voting securities of the Shareholder or any of their Affiliates; (ii) any Person five percent (5%) or more of whose outstanding voting securities are directly or indirectly beneficially owned or controlled by a Shareholder or any of their Affiliates; or, (iii) any current or former director or officer of the Shareholders or any of their Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934, as amended) of any such director or officer.

Article 6

Representations and Warranties of the Purchaser

In order to induce the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereunder, the Purchaser represents and warrants to the Shareholders that the following statements are true and correct as of the Contract Date:

6.1          Organization, Power and Authority.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Merger Sub is a corporation duly organized and in good standing under the laws of the State of Delaware.  Each of the Purchaser and the Merger Sub has full power and authority to own or lease its Assets and to carry on its business as now conducted by it, and to enter into the Transaction Documents and perform its obligations thereunder.

6.2          Authority and Binding Obligations.  The execution and delivery of this Agreement and the other Transaction Documents required to be executed by the Purchaser and/or the Merger Sub, and the performance by the Purchaser and the Merger Sub of its respective obligations hereunder, do not:  (i) violate or conflict with any provisions of the Organizational Documents of the Purchaser or the Merger Sub, or of any Law which is applicable to, binding upon or enforceable against the Purchaser or its Assets or the Merger Sub or its Assets; or (ii) constitute or result in any breach of any of the terms, provisions, conditions of, or constitute a default under, or an event which, with notice or lapse of time or both, would constitute a default under any material Contract to which the Purchaser or the Merger Sub is a party, or by which it or its Assets may be bound; or (iii) require the consent or approval of any Governmental Authority or other Person.  The Transaction Documents and the consummation of the transactions contemplated herein have been duly executed and delivered by the Purchaser and the Merger Sub, as applicable, and are legal, valid and binding obligations of the Purchaser and the Merger Sub, as applicable, enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or equity).

6.3          Investment Representation.  The Purchaser is acquiring the Shares solely for the purpose of this investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”).  The Purchaser acknowledges that the Shares are not registered under the Securities Act or any applicable state securities law or other applicable laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.  The Purchaser is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

6.4          Litigation.  There is no Legal Proceeding pending or, to the Purchaser’s Knowledge, threatened before any court, arbitration tribunal, or judicial, governmental or administrative agency, against the Purchaser or any of its Affiliates (including, without limitation, the Merger Sub) which would materially restrict or limit the ability of the Purchaser or the Merger Sub to perform its obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.

6.5          Consents and Governmental Approvals.  The execution, delivery and performance of this Agreement by the Purchaser or the Merger Sub does not and will not require any consent,

approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person.

6.6          No Broker.  This Agreement and the transactions contemplated herein have not and will not be brought about through the action of any broker or finder retained or employed by the Purchaser or the Merger Sub who is entitled to a commission, finder’s fee or similar compensation.

Article 7

Covenants and Agreements

7.1          Landlord’s Consents for Store Leases.

7.1.1        The Shareholders and the Purchaser are electing to proceed with the Closing without first obtaining either a consent or a waiver for those Store Leases which require the consent of the lessors in connection with a “change of control” of the Corporation and/or the consent of the lessors in connection with the assignment of the lease pursuant to the Merger (herein, those leases which require such a consent and/or waiver of the lessor are called the “Required Consent Leases”).  In order to induce the Purchaser to proceed with the Closing without any consents or waivers from the lessors of the Consent Required Leases, the Parties agree as follows:

7.1.1.1         Promptly after the Closing (but in no event later than twenty-one (21) days after the Closing), the Shareholders’ Representative shall give notice to the lessors under all Store Leases and, in the case of the Required Consent Leases, shall ask for consent to, or waiver of the need for consent to, the “change of control” of the Corporation and/or the assignment of the lease pursuant to the Merger.  The notice will be prepared by counsel for the Shareholders and will be subject to the Purchaser’s consent, which consent shall not be unreasonably withheld or delayed.

7.1.1.2         The Shareholders’ Representative shall be solely responsible for all dealings with all lessors of all Required Consent Leases and the Shareholders’ Representative shall have full and complete authority to negotiate with such lessors to obtain such consents or waivers.  If the Shareholder Representative believes that any such consent or waiver can be obtained by offering a lessor of a Required Consent Lease a guaranty by one or more of the Shareholders of the Required Consent Lease for the balance of the then current lease term, the Purchaser agrees to provide any such Shareholders who execute any such guaranties a full and complete indemnification of any obligations or liabilities assumed by such Shareholder as a result of such guaranties.  To the extent the Shareholders’ Representative desires or is required to make payment of any monies in order to effect a consent or waiver, other than pursuant to the guaranty referred to in the immediately preceding sentence, such payment shall be the sole responsibility of the Shareholders’ Representative. The Shareholders’ Representative shall keep the Purchaser advised concerning all communications with the lessors of the Required Consent Leases.

7.1.1.3         To the extent that a lessor of a Required Consent Lease has not taken any action to declare a default under its Required Consent Lease or terminate its Required Consent Lease by September 30, 2010 (the “Cutoff Date”), then provided the notice required under Section 7.1.1.1 has been given to such lessor, the Shareholders shall have no further responsibility with respect to such lease.  If, prior to the Cutoff Date, a lessor under a Required Consent Lease has given written notice to the Corporation or its successor that the Corporation or its successor is in default and thereafter, either before or after the Cutoff Date, either the lessor declares such lease terminated or evidences an intention to take legal action to terminate such lease (a “Terminated Lease”), then the Corporation or its successor shall be entitled to close the store subject to such Terminated Lease at anytime thereafter and the Shareholder Indemnifying Parties jointly and severally shall indemnify, hold harmless and defend the Purchaser, Corporation and its successor with respect to such Required Consent Lease in the following amounts:

(a)           The reasonable costs of relocating the store subject to the Terminated Lease to a new location with a radius of six (6) miles from the location of the Required Consent Lease in question but not in excess of $54,000;

(b)           Any amounts which the lessor of the Terminated Lease collects from the Purchaser, the Corporation or any successor on account of the occurrence of a “change of control” and/or assignment without the consent of the lessor;

(c)           The loss of “Operating Profits” (as hereinafter defined) applicable to the store that is subject to the Terminated Lease which shall mean and be calculated by the following formula: (i) the number of days (which in no event may be greater than one hundred and eighty (180)) between (A) the date the Corporation or its successor closes the store subject to the Terminated Lease and (B) the date upon which a new store is opened which replaces the store subject to the Terminated Lease multiplied by (ii) the dollar amount of the “Operating Profits Per Day” (as hereinafter defined) of such store.

(d)           The Rent Differential times the number of square feet in the Terminated Lease times a fraction, the numerator of which is the number of days in the period from the date of termination of the Terminated Lease to the end of the current lease term of the Terminated Lease, and the denominator of which is 365.  For purposes hereof, the term “Rent Differential” shall mean the excess, if any, of (A) the effective annual rental per square feet for the new space (taking into consideration any free rent periods for the new space) over (B) the rental per square foot for the balance of the current term of the Terminated Lease.

Notwithstanding the foregoing, the Shareholders shall not have liability to the Purchaser with respect to any Terminated Leases in the following locations, since the Purchaser currently has an existing store within the same geographic locations:  (i) Monroeville, Pennsylvania, (ii) Greensburg, Pennsylvania, (iii) Johnstown, Pennsylvania, (iv) Erie, Pennsylvania, (v) Scranton, Pennsylvania, (vi) Butler, Pennsylvania, (vii) Pittsburgh, Pennsylvania (McKnight Road), (viii) West Mifflin, Pennsylvania, (ix) Wheeling, West Virginia and (x) Barboursville, West Virginia.

7.1.2        Until the Cutoff Date or, in the case of Required Consent Leases where the lessor as sought to declare the Surviving Corporation in default because of the Closing under this Agreement, at any time, the Purchaser shall have no right without the prior written consent of the Shareholders’ Representative to negotiate with any lessor of the Store Lease better lease terms or change the activities of the store to a store that sells to the general public as opposed to a store that only sells to licensed hairdressers, barbers and beauticians.  Nothing contained herein shall prevent the Purchaser from changing the name of the store (and/or any or all signage and other advertising) provided the business conducted at the store remains substantially equivalent to what was conducted at that location prior to the Closing.

7.1.3        For purposes hereof, the following terms shall have the following meaning:

7.1.3.1   “Operating Profits” means an amount equal to sixteen percent (16%) of the total cash and credit sales at the store in question during the one hundred and eighty (180) day period ending with the Closing Date.

7.1.3.2   “Operating Profits Per Day” means an amount equal to the Operating Profits of the store in question divided by one hundred and eighty (180).

7.2          Supplier Contracts.  The Purchaser hereby acknowledges that the Supplier Contracts may require consent or notice to the counterparties thereto prior to the consummation of the transactions contemplated hereby.  The Parties acknowledge and agree that the receipt of one or more consents applicable to the Supplier Contracts was not a condition to the Closing and that the Shareholders have no obligation after the Closing to obtain any consents applicable to Supplier Contracts.

7.3          Restrictive Covenant.  As a material inducement to the Purchaser to enter into and perform its obligations under this Agreement, each of the Shareholders covenant and agree as follows:

7.3.1        For a period of three (3) years after the Closing Date, F. Dale Schoeneman, Kay L. Schoeneman, Lori Schoeneman and Tara Schoeneman (the “Schoenemans”) shall not, directly or indirectly, alone or in conjunction with any other corporation, firm, partnership, person, venture or other entity, own (except as a holder of an aggregate of not more than two percent (2%) of the outstanding stock of a corporation or partnership whose stock or partnership interests are listed on a national securities exchange or traded over the counter on NASDAQ), manage, operate, join, control, work for, permit the use of his/her/its name by, or consult with any business enterprise (person or entity) that is engaged in a Beauty Supply Business, or otherwise engage in a Beauty Supply Business, anywhere within the Territory.

7.3.2        For a period of one (1) year after the termination from employment from Corporation or their successors, each Schoeneman shall not, as an employee, consultant, contractor, officer, owner, director, or otherwise, participate in, provide, supervise, manage or control activities or services on behalf of a Person engaged in a Beauty Supply Business within the

Territory that are the same as or similar in function or purpose to the services that such individual provided to the Corporation or the Schoeneman Beauty Supply Business in the two (2) year period preceding the termination of that individual’s employment (the “Look Back Period”).  This Section 7.3.2 is not intended to prohibit: (i) employment with an independently operated subsidiary, division, or unit of a diversified corporation so long as the independently operated business unit at issue is truly independent and does not compete in any way with the Corporation (or its successor); or (ii) a passive and non-controlling ownership of less than two percent (2%) of the stock in a publicly traded company.  This Section 7.3.2 supplements, and does not replace, shorten, or diminish in any way the restrictions in Section 7.3.1.  To the extent that the Corporation or the Purchaser deem it necessary for any Schoeneman to enter into a separate employment agreement with the Corporation or the Purchaser that would also cover and reinforce performance of the obligations of this Section 7.3.2 and the obligations of Section 7.3.6 that follow termination of employment, then the Schoeneman shall enter into such separate agreement.

7.3.3        The covenants contained in Sections 7.3.1 and 7.3.2 shall be deemed to be a series of separate and severable covenants, one for each county of each state located in the Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms with the covenants contained in Section 7.3.1.  If, in any judicial proceeding, a court should refuse to enforce all of the separate covenants deemed included in Section 7.3.1 because taken together they cover too extensive a geographic area, then it is intended that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceedings shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

7.3.4        The covenants contained in Sections 7.3.1 and 7.3.2 shall be deemed to be a series of separate and severable covenants, one for each successive month during the terms of said covenants.  If, in any judicial proceeding, a court should refuse to enforce all of the separate covenants because taken together they cover too long a period of time, then the last of such covenants in time which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

7.3.5        Any and all Proprietary Information which any Shareholder heretofore obtained or may hereafter obtain with respect to the conduct and details of any portion of the Schoeneman Beauty Supply Business or a Beauty Supply Business as conducted by the Purchaser, any Affiliate, or their successors, shall be held in confidence and shall not be revealed to any competitor of the Surviving Corporation or any other Person.  No Shareholder shall make any use of Proprietary Information, except for and on behalf of Purchaser or an Affiliate, or their successors.  “Proprietary Information” shall mean knowledge and information, relating to the Corporation, or any portion of the Schoeneman Beauty Supply Business or a Beauty Supply Business as conducted by the Purchaser, any Affiliate (including the Surviving Corporation) or their successors, which: (i) is not generally available to the public; (ii) gives or may give any competitive advantage to the Surviving Corporation, the Purchaser, any Affiliate or their successors with respect to the operation of any Beauty Supply Business; or (iii) if disclosed, could give any advantage to a competitor of the Surviving Corporation, the Purchaser, any Affiliate or their successors, or could otherwise be deleterious to the Surviving Corporation’s or the Purchaser’s ownership or operation of a Beauty Supply Business.  The foregoing obligation of confidentiality shall not apply to information that:  (i) is required to be released pursuant to a lawful order of a court of competent jurisdiction; provided that the applicable Shareholder notifies the Purchaser promptly of such order upon receipt and gives the Purchaser time to seek protection for such Proprietary Information; (ii)  becomes generally available to the public without breach of this Section 7.3.5 by a Shareholder;  (iii)  becomes available from Persons who lawfully acquired such information without restriction; or (iv) the Purchaser agrees in writing may be used or disclosed by the Shareholder.  In addition to the obligations set forth in this Section 7.3.5, the Parties shall also have confidentiality obligations set forth in the Escrow Condition Letter.

7.3.6        For a period of three (3) years following the Closing, and also a period of one (1) year after the date of their respective terminations from employment by the Surviving Corporation or its successor, the Shareholders will not directly or indirectly, request, induce, influence or solicit any employee, customer, or supplier of the Purchaser or the Surviving Corporation or any other Affiliate of the Purchaser (including, without limitation, any Employee who is hired as an employee by Purchaser) to terminate his, her or its employment or business relationship with the Purchaser, the Surviving Corporation or other Affiliate.  Notwithstanding the foregoing, the Purchaser acknowledges and agrees that this Agreement will not prohibit (x) solicitations through advertising or other publications of general circulation; (y) the solicitation for hire or hiring of any person whose employment has been terminated by the Purchaser; or (z) hiring persons who respond to a bona fide advertisement or general solicitation for a job opening or non-directed executive search that was not specifically directed at the Purchaser or any of its Affiliates or their employees or who make unsolicited contact for employment.

7.3.7        The Parties recognize that the goodwill and going business value of  the Corporation being purchased and acquired by the Purchaser are very closely related to the special, unique and extraordinary knowledge and skill by each Shareholder and that the consummation by the Purchaser of this Agreement will be in reliance upon the unconditional assurance of each Shareholder, as applicable, that they will fully comply with the terms of this Agreement, particularly, but not limited to, such terms as relate to their covenants and undertakings not to engage in competition or to divulge information.  Further, the period of protection of the Purchaser against the competition of each Shareholder, as applicable, and the geographical area within which such protection is essential has been agreed by the Parties to be reasonable and necessary.  Therefore, if any applicable Shareholder shall at any time breach or in any manner violate any such covenant, then the Purchaser, in addition to, but not in substitution for, any and all other relief to which the Purchaser may be entitled either at law or in equity, shall be entitled to equitable relief against the Shareholder by way of injunction to restrain the Shareholder from such breach and to compel compliance by the Shareholder with its obligations hereunder.  Each Shareholder does hereby waive any proof: (i) that such breach will cause irreparable injury to the Purchaser or (ii) that there is no adequate remedy at law.

7.3.8        In the event of any breach of this Section 7.3 by any Shareholder as herein set forth, that Shareholder shall pay to the Purchaser the attorneys’ fees and costs incurred by the Purchaser in seeking relief from such breach.

7.3.9        In the event that a court of competent jurisdiction shall refuse to enforce the provisions of the restrictive covenants set forth in Sections 7.3.1 and 7.3.2 of this Agreement because it deems the length of time or the geographical area to be excessive or unreasonable, then the time period or the geographical area, or both, shall be deemed to be amended to conform to such time period and geographical area as such court shall determine to be reasonable and not excessive.

7.4          Store Cash.             Any other provision of the Transaction Documents notwithstanding, each Store shall be left with no less that $200 in cash on hand upon Closing.

7.5          Post-Closing Employee Matters.

7.5.1        The Surviving Corporation shall either:  (i) continue the employment of those employees who are employed by the Surviving Corporation on the day after the Closing Date (including those employees on leave of absence, vacation or otherwise absent from work on the day after the Closing Date) but excluding the Schoenemans (the “Covered Employees”) for a period of not less than three (3) months after the Closing Date; or in the alternative (ii) provide an offer of a payment to the Covered Employees sufficient to be an equivalent to base wages which otherwise would have been earned during the three (3) months after the Closing Date, on such terms and conditions (including execution of a release of claims) as the Surviving Corporation deems appropriate in its sole discretion; provided, however, no such payment offer shall be due to any Covered Employee under this paragraph unless the reason for the termination by the Surviving Corporation prior to the end of three (3) months after Closing Date is a consolidation of functions or reduction in force.

7.5.2        The Surviving Corporation agrees that for a period of not less than three (3) months after the Closing Date, the employees of the Surviving Corporation will be provided with group health medical benefits under an employee benefit plan maintained by the Surviving Corporation and/or the Purchaser that are reasonably comparable with that currently being provided by the Corporation or substantially similar to that offered by the Purchaser to its other similarly situated employees.

7.5.3        The Surviving Corporation will credit for purposes of vacation and sick leave benefit accrual, the length of service of the employees with the Corporation prior to the Closing Date, to the same extent that such service would have been credited under any similar type of plan of the Surviving Corporation; provided, however, that such credit shall not result in a duplication for the same period of service.

7.5.4        The Surviving Corporation shall take all such actions as are necessary or appropriate to ensure that each Employee, such employee’s spouse and dependent children covered under a group health plan of the Corporation immediately prior to the Closing Date shall be eligible to enroll for coverage effective as of the date immediately after the Closing Date under a group health plan maintained by the Surviving Corporation and/or the Purchaser.  The Surviving Corporation shall take all such reasonable actions as are necessary or appropriate to cause each group health plan maintained by the Surviving Corporation and/or the Purchaser in which an Employee, any such employee’s spouse or dependent children will participate on and immediately after the Closing Date to waive any waiting period, evidence of insurability requirement or pre-existing condition limitation that did not also apply under the applicable group health plan of the Surviving Corporation or the Purchaser, as may be applicable.

7.5.5        To the extent that an employee has paid in whole or in part any annual deductible or paid any out-of-pocket or co-payment expenses (as evidenced by reasonable documentation to be provided to the Surviving Corporation) under a group health plan of the Corporation for 2009, such employees shall be credited therefor an equivalent amount under the corresponding provisions of the corresponding group health plan of the Surviving Corporation and/or the Purchaser in which such employee participates immediately after the Closing Date.

7.5.6        If the Surviving Corporation terminates any of the employees listed on Schedule 7.5.6 within six (6) months after the Closing Date, as a result of a consolidation of functions or reduction in force, the Surviving Corporation shall provide an offer of a payment to the employee equivalent to a minimum of four (4) week’s base pay, on such terms and conditions (including execution of a release of claims) as the Purchaser deems appropriate in its sole discretion.

7.5.7        Nothing contained in this Section 7.5 shall create any third party beneficiary rights in any Covered Employee or other employee, any beneficiary or dependent thereof, with respect to the benefits that may be provided to such Covered Employees or other employee by the Surviving Corporation or the Purchaser or under any employee benefit plan, or with respect to any entitlement of an employee to employment or continued employment with the Surviving Corporation or the Purchaser for any specified period after the Closing Date.

7.5.8        To the extent that any amounts that are required to be contributed or paid pursuant to any Company Benefit Plan, including, without limitation, the Corporation’s 401(k) Plan and the Corporation voluntary profit sharing plan, or the special bonuses described on Schedule 5.19, are accrued on the Closing Balance Sheet, the Surviving Corporation shall make such contributions or payments after the Closing in accordance with the terms of the applicable Company Benefit Plan.

7.6          Post-Closing Treatment of Individual Shareholders.  The individual Shareholders will continue as employees of the Corporation for at least one (1) month after the Closing on the same terms and conditions and with the same fringe benefits, including the same medical insurance coverage, that they currently enjoy.  Beginning November 1, 2009, the Consulting Agreements for Dale and Kay Schoeneman shall become effective. Irrespective of whether individual Shareholders continue as employees and/or consultants of the Corporation, from and after November 1, 2009, the Purchaser shall pay to the individual Shareholders the cost of continuing medical insurance benefits until October 31, 2010, which are identical in amounts and coverage, and with identical deductibles and co-pays, as each of the individual Shareholders currently enjoys under the existing Blue Cross insurance policy (Policy No. 005041420000) that the Corporation has in effect prior to the Closing, in an amount up to $70,000 in the aggregate for all Shareholders (the “Medical Insurance Cap”).  Each of the individual Shareholders will be entitled to obtain individual insurance policies to begin coverage effective November 1, 2009, and if they do so it will be the cost of such individual policies for which the individual

Shareholders will be entitled to reimbursement from the Purchaser, subject to the Medical Insurance Cap.

7.7          Tax Deposit.  The Parties acknowledge and agree that as of the Contract Date, the Corporation has on deposit with the IRS an amount equal to $591,987 as a “required payment” within the meaning of Section 7519 of the Code (the “Tax Deposit”).  The Purchaser shall promptly cause the Surviving Corporation to make a claim for refund of the Tax Deposit as provided by, and in accordance with the rules regarding the timing of such request for refund set forth in, Treasury Regulation Section 1.7519-2T(a)(6).  Upon receipt of the Tax Deposit (in whole or in part) by the Surviving Corporation, the Purchaser shall cause the Surviving Corporation to promptly remit such funds to the Shareholders’ Representative.

7.8          M&T Indebtedness.  In the event that, on the Closing Date, Indebtedness owed by the Corporation to M&T Bank (the “M&T Indebtedness”) has not been repaid by the Corporation and the Shareholders have elected not to advance funds to the Corporation in order for the M&T Indebtedness to be repaid in full, then the Purchaser shall allocate funds from the Closing Payment to the repayment of the M&T Indebtedness in full (allocated among the Shareholders on an equal “per share” basis).  In such case, for purposes of the Closing Balance Sheet, the M&T Indebtedness shall be deemed paid in full.  In the event that M&T Indebtedness remains outstanding on the Closing Date, the Shareholders shall cause the Corporation to deliver to the Purchaser one or more payoff letters (collectively, the “Payoff Letters”) executed by one or more authorized representatives of M&T Bank setting forth, in the aggregate, all amounts necessary to be paid in order to fully pay off all of the M&T Indebtedness on the Closing Date and providing that, upon such payment, if it has not already been made, the M&T Indebtedness will be extinguished and all Liens relating thereto will be released.

Article 8

Indemnification

8.1          Indemnification by the Shareholder Indemnifying Parties.  Notwithstanding any investigation by or knowledge of the Purchaser, each of the Shareholder Indemnifying Parties hereby, jointly and severally, agree to defend, indemnify and hold the Purchaser and its Affiliates (including the Surviving Corporation) harmless from and against any and all losses, Liabilities, damages, obligations, judgments, damage, actions, demands, suits, proceedings, claims, penalties, interest, costs and expenses (including reasonable attorneys’ fees and other expenses relating thereto) (“Losses”), arising out of or in connection with any of the following (hereafter collectively, “Claims”):  (i) any breach of any representation or warranty or any misrepresentation made by any Shareholder in connection with this Agreement or in any other Transaction Document; provided, however, that each Shareholder shall only be severally responsible with respect to such Shareholder’s Consulting Agreement; (ii) any breach of covenant, agreement or undertaking of any Shareholder in this Agreement or in any other Transaction Document; provided, however, that each Shareholder shall only be severally responsible with respect to such Shareholder’s Consulting Agreement; (iii) any Legal Proceeding to the extent that such Legal Proceeding relates to matters occurring prior to the Closing and proves not to be fully reserved on the Closing Balance Sheet; (iv) any and all Environmental Matters; provided, however, for the avoidance of doubt, the Shareholder Indemnifying Parties shall not have any defense, indemnification obligation or hold harmless obligation under this Section 8.1 with respect to Hazardous Substances contained in Inventory owned and/or sold by the Corporation in the ordinary course of business and consistent with past practice of the Corporation at the time such Inventory was manufactured; (v) any Losses of any kind or nature arising out of or in connection with the operation of the Corporation or the Schoeneman Beauty Supply Business prior to Closing to the extent not reserved on the Closing Balance Sheet (and therefore not included in the calculation of Closing Net Assets); (vi) all Taxes (or the non-payment thereof) of the Corporation for any Pre-Closing Tax Period, except to the extent accrued on the Closing Balance Sheet; (vii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Corporation (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar Law; and (viii) any and all Taxes of any Person (other than the Corporation) imposed on the Corporation as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.  For the avoidance of doubt, the Shareholder Indemnifying Parties shall not be responsible for any acts or omissions of the Surviving Corporation after the Closing Date.

8.2          No Set-Off.  The Purchaser shall not have any right to set-off any Losses against any payments to be made by it to any Shareholder pursuant to any Transaction Document or otherwise.

8.3          Indemnification by the Purchaser.  The Purchaser hereby agrees to defend, indemnify and hold harmless any Shareholder from and against any and all Losses, arising out of or in connection with any (i) breach of representation or warranty or any misrepresentation made by the Purchaser in this Agreement or in any other Transaction Document; or (ii) breach of covenant, agreement or undertaking of the Purchaser in this Agreement or in any other Transaction Document.

8.4          Survival.  Subject to Section 8.5, all of the respective representations, warranties, agreements and covenants contained in this Agreement or in any other document or instrument delivered by or on behalf of any Party hereunder or pursuant hereto shall survive the Closing Date.

8.5          Limitation on Indemnification and Survival of Representations and Warranties.

8.5.1        The Shareholder Indemnifying Parties shall be obligated to defend, indemnify and hold harmless the Purchaser and its Affiliates with respect to Sections 8.1(i), (iv) and/or (v) only when the aggregate amount of all Losses suffered or incurred by the Purchaser and its Affiliates as to which the rights of defense, indemnification and to be held harmless provided under Sections 8.1(i), (iv) and/or (v) exceeds $236,430 (the “Threshold Amount”), in the aggregate, subject to the exceptions otherwise set forth in this Agreement.  After the aggregate amount of all such Losses suffered or incurred by the Purchaser and its Affiliates exceeds the Threshold Amount, the Shareholder Indemnifying Parties  shall be obligated to defend, indemnify and hold harmless the Purchaser and its Affiliates to the full extent of such Losses under Sections 8.1(i), (iv) and/or (v) in excess of the Threshold Amount.  No individual claim for indemnification of losses may be made under Section 8.1(i) unless such claim (or series of claims that arise out of violations of the same Law, substantially the same or a similar set of facts, the same occurrence or series of occurrences, or substantially the same policy, practice and/or procedure) is in an amount of $2,500 or greater (the “Purchaser Individual Claim Threshold”).  The aggregate liability of the Shareholder Indemnifying Parties generally (subject to the exceptions otherwise found in this Agreement) under Section 8.1(i), (iv) and/or (v) shall not exceed $17,750,000 (the “Maximum Amount”).

8.5.2        The aggregate liability of the Shareholders for Losses arising out of a breach of representations and warranties found in Sections 5.3.2, 5.3.3, 5.3.4, 5.3.5, 5.3.6, 5.3.7, 5.3.8, 5.4, 5.7, 5.19, 5.20 and 5.21, together with all Losses otherwise indemnifiable under Section 8.1 and Section 8.5, shall not exceed $35,500,000 (the “Higher Representations Amount”).  Neither the Threshold Amount, the Purchaser Individual Claim Threshold, the Maximum Amount nor the Higher Representations Amount shall apply to, or otherwise limit the aggregate liability of the Shareholder Indemnifying Parties for, Losses arising out of a breach of any of the representations and warranties in Section 5.28.

8.5.3        The indemnification rights of the Parties for Claims resulting from a breach of any representations and warranties contained in this Agreement under Section 8.1 are subject to the condition that the Shareholders’ Representative shall have received written notice of the Claims for which indemnity is sought within thirty (30) months after the Closing Date; provided, however, that, the indemnification rights of the Purchaser for Claims resulting from a breach of any of the representations and warranties made by the Shareholders in Sections 5.3.2, 5.3.3, 5.3.4, 5.3.5, 5.3.6, 5.3.7, 5.3.8, 5.4, 5.7, 5.19, 5.20 and 5.21 are subject to the condition that the Shareholders shall have received written notice of the Claims for which indemnity is sought within thirty (30) days after the expiration of the statute of limitations related to the existence of such Claim under applicable Laws; and provided further that Claims resulting from a breach of any of the representations and warranties made in Section 5.28 shall survive indefinitely.

8.5.4        Notwithstanding any provision in this Agreement to the contrary, the dollar and time limitations and thresholds described in Sections 8.5.1 through 8.5.3 shall only apply to Claims under Section 8.1 and shall not apply to Claims for actual fraud or intentional misrepresentation.

8.6          Method of Asserting Claims, etc.  In the event that any claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party’s receipt of such claim or demand, which, for purposes of this Section 8.6, shall mean the actual receipt by any of the Shareholders or, with respect to the Purchaser, the Persons listed in the definition of “Purchaser’s Knowledge” or other Persons holding such positions after the Closing and the General Counsel of the Purchaser (or its parent company), notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the “Claim Notice”); provided, however, that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.  The Indemnifying Party shall have forty-five (45) days from the delivery of the Claim Notice in accordance with Article 10 (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand.  If the Indemnifying Party elects to assume the defense of such claim or demand, it will be conclusively established for purposes of this Agreement that such claim or demand is within the scope of and subject to indemnification hereunder.  If no response is received within the forty-five (45) day period, the Indemnified Party shall be entitled to assume the defense of the third-party claim or demand.  All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party, subject to the limitations set forth in this Article 8.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings (using counsel reasonably acceptable to the Indemnified Party); provided, however, that, notwithstanding any election by the Indemnifying Party, an Indemnified Party may elect to control any defense or settlement if the claim or demand involves an issue or matter which could reasonably have a material adverse effect on the business or assets of the Indemnified Party.  If any Indemnified Party desires to participate in, but not control, any such defense or settlement by the Indemnified Party, it may do so at its sole cost and expense.  The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which shall not be unreasonably withheld.  The Indemnifying Party shall not settle a claim or demand without the consent of the Indemnified Party (which shall not be unreasonably withheld), unless such settlement is solely for monetary damages to be paid solely by the Indemnifying Party.  If the Indemnifying Party elects not to defend the Indemnified Party against a claim or demand for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, and in the event the Indemnifying Party is ultimately determined to be obligated to indemnify, defend or hold the Indemnified Party harmless with respect to the applicable third-party claim, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense of the claim by the Indemnified Party is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this Article 8.  To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel reasonable access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult as reasonably necessary with the employees and counsel of the Indemnified Party.  The Party assuming the defense of a Claim hereunder shall competently prosecute and defend all such claims.  Any notice of a claim by reason of any of the representations, warranties, agreements or covenants contained in this Agreement shall state as specifically as reasonably practicable the representation, warranty, agreement or covenant with respect to which the claim is made, a summary of the facts giving rise to an alleged basis for the claim, and the estimated amount of the liability asserted against the Indemnifying Party by reason of the claim (which estimate shall not be conclusive of the final amount of such claim or demand).  Each Party reserves the right either to bring an action in the appropriate court of competent jurisdiction to dispute an indemnity obligation under Section 8.1 or to enforce the indemnity obligation, as appropriate.

8.7          Losses Net of Insurance, etc.  The amount of any Loss for which indemnification is provided under Section 8.1 shall be net of:  (i) any amounts actually received by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party; (ii) any amounts actually received under any insurance or other sources of reimbursement as an offset against such Loss (each source named in clauses (i) and (ii), a “Collateral Source”); and (iii) accruals or reserves relevant to the claim or demand included on the Closing Balance Sheet.  In addition, the Indemnifying Party shall have no liability in respect of any such Losses to the extent they arise or are incurred as a result of the passing of, or a change in, any applicable Law.  The Parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.  If, after the Indemnifying Party has paid the Indemnified Party any amount pursuant to Article 8, it is determined that all or portion of such payment should not have been made as a result of the actual payment by one or more Collateral Sources and/or the applicability of one or more of the limitations set forth in this Section 8.7, then the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 8 had such determination been made at the time of such payment.

8.8          Workers’ Compensation Claim.  The Surviving Corporation shall keep the Shareholders’ Representative reasonably advised concerning the status of any workers’ compensation claims for which the Shareholders’ Indemnifying Parties may have an indemnification obligation under Section 8.1.

8.9          Sole Remedy.  Except in the case of actual fraud or intentional misrepresentation, the Parties acknowledge and agree that the remedies provided for in this Agreement shall be the parties’ sole and exclusive monetary remedy with respect to the subject matter of this Agreement.  For the avoidance of doubt, nothing in this Article 8 limits any Indemnified Party’s ability to obtain injunctive or other equitable relief.

8.10        Treatment of Indemnification Payments.  Any payments pursuant to this Article 8 shall be treated as an adjustment to the Merger Consideration.

8.11        Materiality Qualifications.  For purposes of determining the right of an Indemnified Party to be defended, indemnified or held harmless hereunder with respect to a breach of any representation or warranty pursuant to Section 8.1(i) (including for purposes of determining whether the Threshold Amount has been exceeded), each such representation and warranty shall be read without regard and without giving effect to any materiality qualification or Material Adverse Effect qualification contained in such representation and warranty.

Article 9

Assignment

Neither this Agreement nor the rights or obligations contained herein shall be assignable by any Party except with the written consent of all the Parties.  Notwithstanding the preceding sentence, the Purchaser may assign its rights under this Agreement to any successor in interest to its business, or to any Affiliate, but such assignment shall not relieve the Purchaser of its obligations under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors and representatives, subject to the foregoing provisions of this Article 9.

Article 10

Notices

All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been given when delivered in person or by first class, registered or certified mail, return receipt requested, postage and registration or certification fees prepaid, or delivered by reliable overnight delivery service, providing a receipt evidencing delivery, or delivered by facsimile transmission, with a copy also delivered by any of the foregoing means:

If to Purchaser and/or the Merger Sub, to:

Beauty Systems Group LLC

3001 Colorado Boulevard

Denton, Texas 76210

Attention:  President

Facsimile:  (940) 297-4990

with a copy to: Sally Beauty Holdings, Inc.

3001 Colorado Boulevard

Denton, Texas  76210

Attention:  General Counsel

Facsimile:  (940) 297-4990

If to Shareholders’ Representative, the Shareholders or any Shareholder:

Mr. F. Dale Schoeneman

Shareholders’ Representative

390 Erlane Road

P.O. Box 378

Orwigsburg, PA  17961

Facsimile: (570) 366-5129

with a copy to:

Richard J. Braemer

Ballard Spahr LLP

1735 Market Street, 51st Floor

Philadelphia, PA  19103-7599

Facsimile:  (215) 864-9044

or at such other address as hereafter shall be furnished by a notice sent in like manner by such addresses to the others.

Article 11

Integration, Interpretation and Miscellaneous Provisions

11.1        Entire Agreement.  All prior negotiations and agreements among the Parties are superseded by this Agreement and the other Transaction Documents, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein or therein, in the documents executed and delivered in connection herewith or therewith, except as modified in writing concurrently herewith or subsequent hereto.

11.2        Waiver.  Failure or delay on the part of any of the Parties to exercise any right, power or privilege hereunder, or under any instrument executed pursuant hereto, shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or of any other right power or privilege.  All waivers hereunder must be in writing.

11.3        Governing Law.  This Agreement and the agreements attached as Exhibits hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of law provisions.

11.4        Public Announcement.  Except as may otherwise be required by Law or the Rules of the New York Stock Exchange, no announcement of this transaction shall be made to the general public until at or after the Closing.  The Parties will consult and cooperate with each other to the extent reasonably practicable as to the timing and content of announcements of this transaction to the general public, if any, and to employees, customers and suppliers of the Corporation.

11.5        Expenses.  Each of the Parties shall bear its own expenses (including, without limitations, fees and expenses of its attorneys and accountants) in connection with this Agreement or the consummation of the transactions contemplated herein, whether or not the Closing takes place.  Expenses of the Corporation and/or the Shareholders related to this transaction chargeable to Corporation shall be reflected in the Closing Balance Sheet.

11.6        Further Assurances.  Following the Closing Date, upon the request of the Purchaser and without further consideration, a Shareholder shall execute, or cause to be executed, and will deliver to the Purchaser further documents of transfer, conveyance, assignment and consent, and take such other action as may be reasonably necessary or advisable to effectively carry out the other terms and provisions of this Agreement.

11.7       Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8       Facsimile Copies.  “Facsimile” transmissions of signed documents shall be regarded and accepted as if they bore original signatures.  Promptly after such Facsimile transmission, the original document bearing the original signatures shall be provided to the other Party.

11.9       Miscellaneous.  Gender and number references shall be deemed modified to fit the context.  The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall, unless otherwise qualified, refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  References to specific Articles and Sections are to the Articles and Sections of this Agreement, unless specifically stated otherwise.  All references herein to a particular “Schedule” shall mean such schedule as it is included in the Disclosure Schedules attached hereto.  All references herein to a particular “Exhibit” shall mean such exhibit attached hereto.  The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.  All of the Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein shall be construed against any Party.  The Exhibits and Schedules to this Agreement are hereby made a part hereof and shall be construed with and as an integral part of this Agreement.  Every provision of this Agreement is intended to be severable, and if any term or provision is determined to be illegal or invalid for any reason whatsoever, such legality or invalidity shall not affect the legality or validity of the remainder of this Agreement.  All references to currency or dollar amounts in this Agreement shall be to lawful currency of the United States of America.

11.10    Resolution of Certain Disputes.  If the amount of the Closing Net Assets pursuant to Section 4.1 cannot be resolved in accordance with Section 4.1 or if the Allocation Schedule pursuant to Section 12.1 cannot be resolved in accordance with Section 12.1, the matter shall be submitted to an independent “Big Four” accounting firm (the “Accounting Firm”) for its review and resolution.  The decision of the Accounting Firm shall be binding on the Parties and may be specifically enforced by legal proceedings.  The Accounting Firm shall be selected jointly by the Shareholders’ Representative and the Purchaser, or if such Parties are unable to agree, by lot; provided, however, that under no circumstances shall an accounting firm act as the Accounting Firm that has performed any services for any of the Shareholders’ Representative, the Corporation, the Purchaser or their respective Affiliates within two (2) years immediately preceding the date of the proposed engagement of such accounting firm as the Accounting Firm.  The Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the

Purchaser and the Shareholders’ Representative, and not by independent review, only those issues still in dispute with respect to the Closing Net Assets or the Allocation Schedule, as applicable.  The decision of the Accounting Firm shall be final and binding.  The fees and expenses of the Accounting Firm shall be borne equally by the Shareholders and the Purchaser.  The Purchaser and the Shareholders’ Representative and their respective agents and representatives, shall have a reasonable opportunity to review the working papers relating to the preparation of the Closing Balance Sheet and shall have reasonable access to the Auditor.

11.11    Notification.  For all purposes of notification by the Shareholders to the Purchaser, the Purchaser can conclusively rely on any notification given by the Shareholders’ Representative in accordance with Article 10, as representing all of the Shareholders or any one of them individually and such notice shall be sufficient for purposes of this Agreement.  For all purposes of notification by the Purchaser to the Shareholders, the Purchaser can conclusively rely that any notice given by the Purchaser to the Shareholders’ Representative in accordance with Article 10, is sufficient notice to all the Shareholders and to each of the foregoing individually and such notice shall be sufficient for purposes of this Agreement.

11.12    Schedules.  The inclusion of any matter in any section or paragraph of the Schedules required by Article 5 shall qualify only (a) the corresponding section or paragraph in Article 5 and (b) other sections or paragraphs in Article 5 only to the extent that it is reasonably apparent from a reading of the disclosure and such other sections or paragraphs that such disclosure also relates to such other section or paragraph.  The inclusion of any item on any Schedule shall expressly not be deemed to constitute an admission by the Shareholders or the Purchaser or otherwise imply that any such matter is material, has a Material Adverse Effect or creates a measure for, or further defines the meaning of, materiality or Material Adverse Effect and their correlative terms for the purposes of this Agreement.  Any capitalized and undefined term used in any section of the Schedules shall have the same meaning assigned to such term herein.

11.13    Shareholders’ Representative.

11.13.1  Each Shareholder hereby irrevocably appoints the Shareholders’ Representative as his, her or its attorney-in-fact and agent to take any and all action and to execute any and all documents on such Shareholder’s behalf with respect to this Agreement and the other Transaction Documents and the transactions provided for herein or therein, including the making and execution of any amendments to this Agreement, the giving of any notices pursuant hereto, and the compromise or settlement of any and all disputes which may hereafter arise pursuant to any provision of this Agreement or any other Transaction Document or the transactions provided for herein or therein.  This appointment is irrevocable and coupled with an interest and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of the Shareholders.  The Shareholders’ Representative hereby accepts such appointment.

11.13.2  Each Shareholder that is not a Trust hereby agrees joint and severally to indemnify the Shareholders’ Representative and to hold the Shareholders’ Representative harmless from any loss, liability or expense incurred without willful violation of the Law or gross negligence by the Shareholders’ Representative arising out of, or in connection with, his duties as Shareholders’ Representative, including the costs, fees and expenses incurred by the Shareholders’ Representative in defending against any claim or liability in connection therewith.

11.13.3  The Shareholders’ Representative shall and hereby agrees to serve without compensation.

11.13.4  The Shareholders’ Representative shall and hereby agrees to keep the Shareholders informed of all notices received by the Shareholders’ Representative and of all actions taken by the Shareholders’ Representative within a reasonable period of time after such receipt or such action, as the case may be.

11.13.5  The Purchaser and the Escrow Agent shall be able to rely conclusively on the instructions and decisions of the Shareholders’ Representative as to any actions required or permitted to be taken by the Shareholders hereunder or the other Transaction Documents, and no Party shall have any cause of action against the Purchaser or the Escrow Agent to the extent that either Purchaser or the Escrow Agent, respectively, has relied upon the instructions or decisions of the Shareholders’ Representative.

Article 12

Section 12.2 Consideration; Additional Tax Matters

12.1       Allocation Schedule; Allocation Methodology.  Within one hundred twenty (120) days after the Closing Date, the Purchaser shall prepare (or cause to be prepared) and deliver to the Shareholders’ Representative a schedule (together with any revisions thereto, the “Allocation Schedule”) allocating the Seller’s Consideration (as defined in Treasury Regulation Section 1.1060-1(c)(1)), for the assets of the Corporation among such assets.  The Allocation Schedule shall be prepared in accordance with the method of allocation set forth on Exhibit K (the “Allocation Methodology”), which is in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  It is expressly understood that no portion of the Seller’s Consideration shall be allocated in the Allocation Schedule to the covenants set forth in Section 7.3.  The Allocation Schedule shall be deemed to be accepted by and shall be conclusive and binding on the Shareholders except to the extent, if any, that the Shareholders shall have delivered within thirty (30) days after the date on which the Allocation Schedule is delivered to the Shareholders, a written notice to the Purchaser stating each and every item to which the Shareholders dispute (it being understood that any amounts not disputed shall be final and binding).  If a change proposed by the Shareholders is disputed by the Purchaser, then the Shareholders’ Representative and the Purchaser shall negotiate in good faith to resolve such dispute.  If, after a period of twenty (20) days following the date on which the Shareholders give the Purchaser notice of any such proposed change, any such proposed change still remains disputed, the dispute shall be resolved in accordance with Section 11.10.  The Allocation Schedule shall be promptly revised by the Purchaser (and promptly delivered to the Shareholders) to take into account any purchase price adjustments, including, but not limited to, adjustments  arising from the resolution of any disputes arising under Section 4.1 of this Agreement and payments made from the Regular Escrow and Special Escrow described in Section 4.3, indemnification payments made pursuant to Article 8 and the Section 12.2

Consideration, which adjustments shall be allocated among the assets of the Corporation in accordance with the method of allocation prescribed by the aforesaid provisions of the Code and Treasury Regulations; provided, however, that it is expressly understood that no purchase price adjustment shall be made with respect to the covenants described in Section 7.3 and that no revision shall be made of the portion of the Allocation Schedule relating to such covenants.  Any revisions of the Allocation Schedule shall be subject to the dispute and arbitration provisions set forth in this Section 12.1 and Section 11.10.  The Purchaser and each Shareholder shall file (or cause to be filed) all federal, state and local Tax Returns (including, without limitation, all such Tax Returns of the Corporation) in accordance with the Allocation Schedule (and revisions thereto), and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any amended Tax Return or claim for refund, any examination or audit by any taxing authority, or any other proceeding), except to the extent otherwise required by Law.

12.2       Section 12.2 Consideration. The Purchaser shall indemnify each Shareholder for (i) any increase in the federal income Tax of such Shareholder for the taxable year in which the Closing Date occurs over the federal income Tax that would have been payable by such Shareholder for such taxable year if, instead of the structure of the transaction as a forward triangular cash merger in accordance with the terms and conditions of this Agreement, the Purchaser had purchased from the Shareholders all of the outstanding stock of the Corporation and there was no election made under Section 338(h)(10) of the Code with respect to such purchase, and (ii) any increase in any state or local income Tax of such Shareholder for the taxable year in which the Closing Date occurs over  the state or local income Tax that would have been payable by such Shareholder for such taxable year if, instead of the structure of the transaction as a forward triangular cash merger in accordance with the terms and conditions of this Agreement, the Purchaser had purchased from the Shareholders all of the outstanding stock of the Corporation and there was no election made under Section 338(h)(10) of the Code with respect to such purchase.  Any indemnification payment made pursuant to this Section 12.2 shall be treated as an adjustment to the Seller’s Consideration; and the amount of any indemnification payable to any Shareholder shall be grossed up to reflect the income Tax ultimately payable by such Shareholder on account of such indemnification payment.  All determinations of amounts payable under this Section 12.2 shall be performed by the Auditor, the cost of which shall be paid 50% by the Purchaser and 50% by the Shareholders, as soon as practicable after the finalization of the original and each revisions of the Allocation Schedule to the Shareholders in accordance with Section 12.1.  The determination by the Auditor shall be deemed to be accepted by and shall be conclusive and binding on the Purchaser except to the extent, if any, that the Purchaser shall have delivered within twenty (20) days after the date on which the determination is delivered to the Purchaser, a written notice to the Shareholders’ Representative stating each and every item to which the Purchaser disputes (it being understood that any amounts not disputed shall be final and binding).  If such determination by the Auditor is disputed by the Purchaser, then the Shareholders’ Representative and the Purchaser shall negotiate in good faith to resolve such dispute.  If, after a period of twenty (20) days following the date the Purchaser notifies the Shareholders’ Representative that the Purchaser disputes the Auditor’s determination, such dispute remains unresolved, the dispute shall be resolved in accordance with Section 11.10.  The Purchaser shall pay amounts due Shareholders under this Section 12.2 (the “Section 12.2 Consideration”) within ten (10) days of the finalization of the determination of the Section 12.2 Consideration as agreed by the Purchaser and the Shareholders’ Representative in

accordance with the terms set forth in this Section 12.2 or pursuant to Section 11.10, in each case, as applicable.  If, pursuant to any revision to the Allocation Schedule, Shareholder has received an aggregate amount of Section 12.2 Consideration in excess of the required Section 12.2 Consideration, the Shareholders will pay on a per share basis (though such obligation will be on the basis of joint and several liability among the Shareholder Indemnifying Parties) such excess to the Purchaser within ten (10) days of the finalization of such amount in a manner consistent with the same terms governing the determination of the Section 12.2 Consideration.  Notwithstanding anything herein to the contrary, the Section 12.2 Consideration paid to the Shareholders shall not exceed $500,000 in the aggregate.

12.3       Responsibility for Preparing and Filing Tax Returns.

12.3.1     The Parties intend that the Merger be treated for all income Tax purposes as a purchase by Merger Sub of the assets of the Corporation that is immediately followed by a liquidation of the Corporation pursuant to Sections 331 and 336 of the Code and they shall prepare all income Tax Returns of the Corporation, the Shareholders, the Purchaser and the Merger Sub (including any successor entities thereto) in a manner consistent with such intent.  The Shareholders shall prepare (or cause to be prepared) the Transfer Tax Returns (as described in Section 12.6) and all income and Pennsylvania capital stock franchise Tax Returns of the Corporation for any taxable period that ends on or prior to the Closing Date that are required to be filed after the Closing Date in a manner consistent with previously filed Tax Returns of the Corporation.  The Shareholders shall permit the Purchaser to review and comment on each Tax Return of the Corporation that has been prepared by the Shareholders in accordance with the preceding sentence prior to its filing.  In the event of any disagreement between the Purchaser and the Shareholders regarding items set forth on the Tax Returns described in this Section 12.3.1, the Purchaser and the Shareholders shall, in good faith, use their best efforts to agree on such items.

12.3.2     The Purchaser shall prepare (or cause to be prepared) all other Tax Returns of the Corporation that are required to be filed after the Closing Date; and the Purchaser shall thereafter cause all such Tax Returns that have been prepared (or caused to be prepared) by the Shareholders or the Purchaser to be filed by the Corporation.

12.4       Audits and Other Proceedings.

12.4.1     Following the Closing Date, if an audit or other administrative or Legal Proceeding is initiated by any taxing authority with respect to Tax Returns of the Corporation for any taxable period that ends on or prior to the Closing Date or with respect to Taxes of the Corporation for which Shareholders would be liable pursuant to Section 8.1 (a “Shareholder Controlled Proceeding”), the Purchaser, as the case may be, shall notify the Shareholders in writing of such audit or proceeding.  Failure to give such notice shall not relieve the Shareholders from any indemnification obligation which they would have with respect to Section 8.1, except to the extent that the Shareholders are actually and materially prejudiced thereby.  The Shareholders will have the right, at their option, to control the conduct of all stages of any Shareholder Controlled Proceeding of which it has received such notice with representatives of its own choosing, provided, however, the Shareholders shall allow the Corporation and its counsel to participate in any audit or other administrative or judicial proceeding to the extent that such audit or proceeding relates to Taxes of the Corporation.  At such time as such request is received by the Purchaser, the Purchaser shall furnish the Shareholders with powers of attorney or any other documentation or authorization necessary or appropriate to enable the Shareholders to control the conduct of such audit or other proceeding.  The Purchaser shall control the conduct of all stages of all other audits or other administrative or judicial proceedings with respect to Taxes of the Corporation.  The Purchaser shall not, and shall not permit any of their Affiliates (including the Corporation) to, accept any proposed adjustment or enter into any settlement or agreement in compromise regarding any Taxes of the Corporation for which the Shareholders would have an indemnification obligation under Section 8.1 without the express written consent of the Shareholders.

12.4.2     With respect to any audit or other administrative or Legal Proceeding that the Shareholders control, the Shareholders; (i) shall give prompt notice to Purchaser of any Tax adjustment proposed in writing with respect to the assets or activities of the Corporation; and (ii) shall not accept any proposed adjustment or enter into any settlement or agreement in compromise which would bind the Purchaser or the Corporation with respect to any Taxes of the Corporation without the express written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

12.5       Cooperation on Tax Matters. The Purchaser and the Shareholders shall cooperate fully, and the Purchaser shall cause the Corporation to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns, and any audit, litigation or other Legal Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Purchaser and the Shareholders agree: (i) to retain (or cause to be retained) all books and records with respect to Tax matters pertinent to the Corporation relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (ii) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any Party receiving such notice so requests, the Purchaser or the Shareholders, as the case may be, shall allow the requesting Party to take possession of such books and records.  The Purchaser, Corporation and Shareholders further agree, upon request, to use their best efforts to obtain (or cause to be obtained) any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Corporation or the Shareholders (including, but not limited to, with respect to the transactions contemplated hereby).

12.6       S Corporation Status.  The Shareholders shall not revoke, and the Purchaser shall prohibit the Corporation from revoking, the Corporation’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code (or any comparable state or local laws) for any period before the Closing Date.

12.7       Transfer Taxes.  Notwithstanding and provision in this Agreement to the contrary, all transfer, documentary, sales, use, stamp, recording, registration and other such similar Taxes, charges and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be paid 50% by the Shareholders and 50% by the Purchaser when due and the Shareholders will file all necessary Transfer Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable law, Purchaser will, and will cause their Affiliates to, join in the execution of any such Transfer Tax Returns and other documentation.  The Shareholders and the Purchaser shall cooperate (and the Purchaser shall cause the Corporation to cooperate) with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

PURCHASER:		CORPORATION:
BEAUTY SYSTEMS GROUP LLC		SCHOENEMAN BEAUTY SUPPLY, INC.

By:	/s/ John Golliher	By:	/s/ F. Dale Schoeneman
Name: John Golliher		Name: F. Dale Schoeneman
Title: President		Title: President

LADY LYNN ENTERPRISES, INC.

By:	/s/ John Golliher
Name: John Golliher
Title: President

SHAREHOLDERS:

2008 GRANTOR RETAINED ANNUITY TRUST OF F. DALE SCHOENEMAN DATED DECEMBER 26, 2008

/s/ F. Dale Schoeneman		by	/s/ Lori Schoeneman
F. Dale Schoeneman			Lori Schoeneman, Trustee

		by	/s/ Tara S. Schoeneman
/s/ Kay L. Schoeneman			Tara Schoeneman, Trustee
Kay L. Schoeneman

2008 GRANTOR RETAINED ANNUITY TRUST OF KAY L. SCHOENEMAN DATED DECEMBER 26, 2008

/s/ Lori Schoeneman		by	/s/ F. Dale Schoeneman
Lori Schoeneman			F. Dale Schoeneman, Trustee

/s/ Tara S. Schoeneman
Tara Schoeneman

/s/ F. Dale Schoeneman
F. Dale Schoeneman, in his capacity as the Shareholders’ Representative